Exhibit 10.2

$8,000,000

TERM LOAN AGREEMENT

Dated as of May 20, 2005

among

NATIONAL MENTOR HOLDINGS, INC.,
NATIONAL MENTOR, INC.,
CERTAIN SUBSIDIARIES THEREOF

and

BANK OF AMERICA, N.A.

i

ARTICLE V.	REPRESENTATIONS AND WARRANTIES	32

5.01	Financial Condition	32

5.02	No Change	32

5.03	Existence; Compliance with Law	32

5.04	Power; Authorization; Enforceable Obligations	33

5.05	No Legal Bar	33

5.06	Litigation	33

5.07	No Default	34

5.08	Ownership of Property; Liens	34

5.09	Licenses, Intellectual Property	34

5.10	Taxes	34

5.11	Federal Regulations	34

5.12	Labor Matters	35

5.13	ERISA	35

5.14	Investment Company Act; Other Regulations	35

5.15	Subsidiaries	35

5.16	Use of Proceeds	36

5.17	Environmental Matters	36

5.18	Accuracy of Information, etc	37

5.19	Mortgages	37

5.20	Solvency	37

5.21	Senior Indebtedness	37

5.22	Regulation H	37

ARTICLE VI.	AFFIRMATIVE COVENANTS	38

6.01	Financial Statements	38

6.02	Certificates; Other Information	38

6.03	Payment of Obligations	40

6.04	Maintenance of Existence; Compliance	40

6.05	Maintenance of Property; Insurance	40

6.06	Inspection of Property; Books and Records; Discussions	41

6.07	Notices	41

6.08	Environmental Laws	42

6.09	Additional Mortgages, etc.	42

ARTICLE VII.	NEGATIVE COVENANTS	43

7.01	Financial Condition Covenants	43

7.02	Indebtedness	45

7.03	Liens	46

7.04	Fundamental Changes	49

7.05	Disposition of Property	49

7.06	Restricted Payments	50

7.07	Capital Expenditures	51

7.08	Investments	51

7.09	Optional Payments and Modifications of Certain Debt Instruments	53

7.10	Transactions with Affiliates	54

7.11	Sales and Leasebacks	54

7.12	Swap Agreements	54

7.13	Changes in Fiscal Periods	54

7.14	Negative Pledge Clauses	55

7.15	Clauses Restricting Subsidiary Distributions	55

7.16	Lines of Business	55

7.17	Insurance Subsidiary Investments	55

7.18	Insurance Subsidiary	55

7.19	Foreign Subsidiaries	56

ARTICLE VIII.	EVENTS OF DEFAULT AND REMEDIES	56

8.01	Events of Default	56

8.02	Application of Funds	59

ARTICLE IX.	GUARANTY	59

9.01	Guaranty	59

9.02	Payment	59

9.03	Absolute Rights and Obligations	60

9.04	Waiver of Notice; Subrogation	61

ARTICLE X.	MISCELLANEOUS	62

10.01	Amendments; Etc.	62

10.02	Notices, Effectiveness; Electronic Communication	62

10.03	No Waiver; Cumulative Remedies	63

10.04	Expenses; Indemnity; Damage Waiver	63

10.05	Payments Set Aside	64

10.06	Successors and Assigns	65

10.07	Confidentiality	66

10.08	Right of Setoff	67

10.09	Interest Rate Limitation	67

10.10	Counterparts; Integration; Effectiveness	67

10.11	Survival of Representations and Warranties	67

10.12	Severability	68

10.13	Governing Law; Jurisdiction; Etc.	68

10.14	Waiver of Jury Trial	69

10.15	USA PATRIOT Act Notice	69

10.16	Time of the Essence	69

SCHEDULES

2.01(a)	Refinanced Property; Amounts and Amortization Schedules of Closing Date Term Loans
5.04	Consents, Authorizations, Filings and Notices
5.06	Litigation
5.07	No Default
5.09	Licenses, Intellectual Property
5.15	Subsidiaries
5.19	UCC Filing Jurisdictions
5.22	Mortgaged Property in Special Flood Hazard Area
7.02(d)	Existing Indebtedness
7.03(f)	Existing Liens
7.08(g)	Existing Investments
10.02	Notices; Lending Office; Payments

EXHIBITS

Form of

A	Loan Notice
B	Designated Borrower Request and Assumption Agreement
C	Designated Borrower Notice
D	Opinion of Counsel to the Loan Parties
E	Borrowing Base Certificate
F	Compliance Certificate

v

TERM LOAN AGREEMENT

This TERM LOAN AGREEMENT (“Agreement”) is entered into as of May 20, 2005, among NATIONAL MENTOR HOLDINGS, INC., a Delaware corporation (“Holdings”), NATIONAL MENTOR, INC., a Delaware corporation (“Mentor”), REM ARROWHEAD, INC. (“REM Arrowhead”), REM CONNECTICUT COMMUNITY SERVICES, INC. (“REM Connecticut”), REM INDIANA, INC. (“REM Indiana”), REM NORTH DAKOTA, INC. (“REM North Dakota”), REM WISCONSIN, INC. (“REM Wisconsin I”), REM WISCONSIN II, INC. (“REM Wisconsin II”), REM WISCONSIN III, INC. (“REM Wisconsin III”), and certain other wholly-owned subsidiaries of Holdings and Mentor parties hereto from time to time as Designated Borrowers (together with REM Arrowhead, REM Connecticut, REM Indiana, REM North Dakota, REM Wisconsin I, REM Wisconsin II and REM Wisconsin III, collectively, the “Borrowers”) and BANK OF AMERICA, N.A. (the “Lender”).

Holdings, Mentor and the Borrowers have requested that the Lender provide a multiple advance term loan facility, and the Lender is willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Appraisal” means (a) with respect to each Refinanced Property, an appraisal which is (i) prepared by an independent, third party acceptable to the Lender, (ii) dated no earlier than May 1, 2003, and (iii) otherwise satisfactory to the Lender, and (b) with respect to each Acquired Property, an appraisal which (i) is prepared by an independent, third party acceptable to the Lender, (ii) is dated no earlier than 1 year prior to the date of the Loan to be extended to acquire such Mortgaged Property, and (iii) otherwise complies with the Lender’s standard and customary appraisal requirements.

“Acquired EBITDA” means (a) EBITDA attributable to each Permitted Acquisition consummated by Mentor or any of its Subsidiaries plus (b) the Pro Forma Cost Reductions, if any, applicable to each such Permitted Acquisition.

“Acquired Property” is defined in Section 2.01.

“Acquisition” means any acquisition of all or substantially all of the assets or over 80% of the equity interests of any Person or division thereof.

“Affiliate” means as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly to direct or cause the direction of the management and policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Agreement” means this Term Loan Agreement.

“Applicable Margin” means the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Lender pursuant to Section 6.02(b):

Pricing Level	Consolidated Leverage Ratio	Applicable Margin for LIBOR Floating Rate Loans	Applicable Margin for Base Rate Loans
1	>3.50:l	3.75%	1.50%
2	> 3.25:1 but <3.50:l	3.50%	1.50%
3	> 3.00:1 but < 3.25:1	3.25%	1.25%
4	< 3.00:1	3.00%	1.00%

Any increase or decrease in the Applicable Margin resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered. The Applicable Margin in effect from the Closing Date until the first Business Day immediately following the first date a Compliance Certificate is delivered pursuant to Section 6.02(b) shall be determined based upon Pricing Level 1.

“Appraised Value” means, with respect to any real property, the fair market value thereof as set forth in an Acceptable Appraisal furnished to the Lender (or if more than one Acceptable Appraisal has been furnished with respect to such real property, the Acceptable Appraisal most recently furnished to the Lender).

“Approved Fund” means any Fund that is administered or managed by (a) the Lender, (b) an Affiliate of the Lender or (c) an entity or an Affiliate of an entity that administers or manages the Lender.

“Asset Sale” means any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by clause (a), (b), (c), (d), (g) or (h) of Section 7.05 or clause (b) of Section 7.08) other than any Home Sale or Sale Leaseback Transaction that yields gross proceeds to any Loan Party (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $2,000,000 in the aggregate in any fiscal year.

“Audited Financial Statements” means the audited consolidated balance sheet of the Holdings and its Subsidiaries for the fiscal year ended September 30, 2004, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Holdings and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to the earlier of (a) 3 months prior to the Maturity Date and (b) the date of termination of the Commitment.

“Bank of America” means Bank of America, N.A. or any successor thereof.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” or “Borrowers” has the meaning specified in the introductory paragraph hereto.

“Borrowing Agent” is defined in Section 2.11.

“Borrowing Base” means, as of the date of determination thereof, an amount equal to 75% of the Appraised Value of all Mortgaged Properties for which Acceptable Appraisals have been received as of such date; provided, that if all or any part of any Mortgaged Property is subject to a casualty or other damage, any taking under power of eminent domain or by condemnation or similar proceeding (including any conveyance made in settlement of any such proceeding or threatened proceeding) or other event that in the reasonable discretion of the Lender materially reduces the fair market value thereof, the Appraised Value shall be adjusted downward by an amount estimated by the Lender in good faith to account for the reduction of the fair market value of such Mortgaged Property caused by event; provided, further that such adjustment be effective only until the Lender receives satisfactory evidence that Restoration of such Mortgaged Property has been completed and the fair market value of the Mortgaged Property after Restoration (as demonstrated to the reasonable satisfaction of the Lender) is equal to or greater than the fair market value of the Mortgaged Property immediately prior to such event.

“Business” is defined in Section 5.17(b).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Lending Office is located and, if such day relates to any LIBOR Floating Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” means for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries during such period for the acquisition, rental, lease, purchase, construction, replacement, repair or use of any property, the value of which should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries (including, without limitation, the aggregate principal amount of Capital Lease Obligations incurred during such period).

“Capital Lease Obligations” means as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, to the extent such obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by the Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of the Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by the Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest substantially in assets satisfying the requirements of clauses (a) through (f) of this definition; (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; or (i) other short-term investments utilized by Permitted Foreign Subsidiaries in accordance with the normal investment practices for cash management in investments of a type analogous to the foregoing.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means (a) prior to an Initial Public Offering, for any reason (i) MDP Holder and its Affiliates shall fail to have the right to appoint a majority of the board of directors of Holdings and thereby control the management of Holdings, Mentor and its Subsidiaries; (ii) (A) Mentor shall cease to own of record and beneficially 100% of the issued and outstanding voting power of all Capital Stock of National Mentor, LLC on a fully diluted basis, or (B) National Mentor, LLC shall cease to own of record and beneficially, directly or indirectly through one or more other Subsidiaries, all of the issued and outstanding voting power of all Capital Stock of all of its Subsidiaries (including all Borrowers) on a fully diluted basis except as otherwise permitted to be disposed of or merged hereunder; (iii) Holdings shall cease to own, directly or indirectly, 100% of the outstanding voting power of all Capital Stock of Mentor on a fully diluted basis; or (iv) MDP Holder and its Affiliates shall cease to own and control of record and beneficially, directly, on a fully diluted basis, at least 51% of the issued and outstanding voting power of all Capital Stock of Holdings; and (b) after any Initial Public Offering, (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than MDP Holder is or becomes the beneficial owner, directly or indirectly, of more than 40% of the total voting power of all Capital Stock of Holdings; or (b) any event in subclause (a)(ii) or (a)(iii) of this definition shall occur.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived by the Lender in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Mortgage.

“Commitment” means the obligation of the Lender to make Loans hereunder in an aggregate principal amount at any one time not to exceed $8,000,000, as such amount may be adjusted from time to time in accordance with this Agreement.

“Commonly Controlled Entity” means an entity, whether or not incorporated, that is under common control with Mentor within the meaning of Section 4001 of ERISA or is part of a group of entities that includes Mentor and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate” means a certificate duly executed by a Responsible Officer substantially in the form of Exhibit F attached hereto.

“Consolidated EBITDA” means for any period, Consolidated Net Income for such period plus, without duplication, the sum of (a) income (and franchise taxes in the nature of income taxes) and foreign withholding tax expense for such period and any state single business unitary or similar tax, (b) Consolidated Interest Expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business), (f) any non recurring out-of-pocket costs, fees and expenses with respect to the Syndicated Credit Agreement or the Senior Subordinated Notes Indenture, including attorneys’ fees, investment banking fees and other fees, but only to the extent permitted to be included in calculating Consolidated EBITDA for such period under the Syndicated Credit Agreement, (g) Management Fees paid in cash or accrued during such period to the extent permitted to be paid hereunder, (h) Acquired EBITDA for such period, (i) proceeds of business interruption insurance received during such period, (j) expenses incurred to the extent covered by indemnification or refunding provisions in any Permitted Acquisition document, any document pertaining to any acquisition consummated prior to the Closing Date, or any insurance to the extent reimbursed (or reasonably expected to be reimbursed within 120 days of the incurrence thereof), (k) non-cash losses from Asset Sales for such period (other than non-cash losses from Home Sales and other than from sales of inventory sold in the ordinary course of business), (l) Ordinary Course Real Property Gains, (m) non cash expenses incurred in connection with the issuance of stock options, warrants or other Permitted Capital Stock by Holdings to employees of Holdings and its Subsidiaries and (n) any Transaction Bonuses; provided that with respect to clauses (a) through (n) (other than clauses (h), (i) and (l)), such amounts shall be added to Consolidated Net Income pursuant to this definition only to the extent such amounts are deducted in determining Consolidated Net Income, and minus, (a) to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (ii) income tax credits (to the extent not netted from income tax expense) and (iii) any other non-cash income, and (b) any cash payments made during such period in respect of expenses or losses described in clause (e) above incurred or taken since the date hereof, which cash payments are made subsequent to the fiscal quarter in which the relevant expenses or losses were reflected as a charge in the statement of Consolidated Net Income, but only to the extent that such cash payments do not exceed such expenses or losses, all as determined on a consolidated basis. In addition, Consolidated EBITDA shall be calculated without giving effect to (w) any gains or losses (other than as expressly provided in clauses (k) and (l) above) from sales of assets other than from sales of inventory sold in the ordinary course of business, (x) purchase accounting adjustments required or permitted by Accounting Principles Board Opinion Nos. 16 (including non-cash write ups and non cash charges relating to inventory and fixed assets, in each case arising in connection with any Permitted Acquisition) and 17 (including non cash charges relating to intangibles and goodwill arising in connection with any Permitted Acquisition), (y) any gain or loss recognized in determining Consolidated Net Income for such period in respect of post-retirement benefits as a result of the application of FASB 106 and (z) any gain or loss recognized in determining Consolidated Net Income for such period resulting from the payment of earnout obligations.

“Consolidated Interest Coverage Ratio” means for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense” means for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of Holdings and its Subsidiaries for such period with respect to all outstanding Indebtedness of Holdings and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Leverage Ratio” means as at the end of any fiscal quarter, the ratio of (a) Consolidated Total Debt of Holdings and its Subsidiaries on such day (excluding Subordinated PIK Debt permitted hereunder and excluding the Magellan Seller Notes, to the extent funds sufficient to pay the Magellan Seller Notes in full are being held in escrow by Holdings for the payment thereof) to (b) Consolidated EBITDA for the most recently completed four fiscal quarters of Holdings and its Subsidiaries.

“Consolidated Net Income” means for any period, the consolidated net income (or loss) of Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of Holdings) in which Holdings or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Holdings or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of Holdings to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Total Debt” means at any date, the aggregate principal amount of all Indebtedness of Holdings and its Subsidiaries at such date, determined on a consolidated basis, required to be reflected on a consolidated balance sheet of Holdings and it Subsidiaries in accordance with GAAP.

“Contractual Obligation” means as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a LIBOR Floating Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2% per annum, in all cases to the fullest extent permitted by applicable Laws.

“Designated Borrower” is defined in Section 2.13.

“Designated Borrower Notice” is defined in Section 2.13.

“Designated Borrower Request and Assumption Agreement” is defined in Section 2.13.

“Disposition” means with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary of Mentor organized under the laws of any jurisdiction within the United States.

“Earnout Obligations” means those payment obligations of Holdings and its Subsidiaries to former owners of businesses which were acquired by Holdings or one of its Subsidiaries pursuant to an acquisition which are in the nature of deferred purchase price to the extent such payment obligations are required to be set forth on a balance sheet prepared in accordance with GAAP.

“Eligible Assignee” means (a) an Affiliate of the Lender; (b) an Approved Fund; and (c) any other Person (other than a natural person) approved by the Borrowing Agent (such approval not to be unreasonably withheld or delayed); provided that no such approval shall be required if an Event of Default has occurred and is continuing.

“Environmental Laws” means any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” means any of the events specified in Section 8.01, provided, that any applicable requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excluded Taxes” means, with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located, and (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such Borrower is located.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Lender on such day on such transactions as determined by the Lender.

“Foreign Subsidiary” means any Subsidiary of Mentor that is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.01, GAAP shall be determined on the basis of such principles in effect on the Closing Date, and consistent with those used in the preparation of the Audited Financial Statements. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then Holdings, Mentor, the Borrowers and the Lender agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating Holdings’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by Holdings, Mentor, the Borrowers and the Lender, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members” means Holdings, Mentor, the Borrowers and their respective Subsidiaries, collectively.

“Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by a Responsible Officer of Holdings or Mentor in good faith.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Home Sale” means any Disposition or series of Dispositions of real property of any Loan Party in the ordinary course of business in a transaction in which such real property is sold solely for its value as real estate and not as a going concern in excess of $1,000,000 in the aggregate in any fiscal year; provided that a Sale Lease Back Transaction shall not be considered a Home Sale.

“Indebtedness” means of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables and accrued expenses incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) the principal portion of all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all mandatorily redeemable preferred Capital Stock issued to parties other than Holdings or its Subsidiaries of such Person, if the scheduled redemption date is prior to December 31, 2011, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (j) all Earnout Obligations; and (k) for the purposes of Section 8.01(e) only, all obligations of such Person in respect of Swap Agreements; provided in each case that (i) the amount of Indebtedness which is limited or nonrecourse to such Person or for which recourse is united to an identified asset shall be equal to the lesser of (1) the amount of such Indebtedness and (2) the fair market value of such asset as at the date of determination, (ii) amounts which are reserved by such Person for payment of insurance premiums due within twelve months of such date shall not constitute Indebtedness and (iii) Indebtedness shall not include obligations with respect to deferred compensation. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” is defined in Section 10.04(b).

“Initial Public Offering” means the initial public offering of the common stock of Holdings.

“Insolvency” means, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent” means a condition of Insolvency.

“Insurance Subsidiary” means any Subsidiary of Mentor engaged solely in the general liability, professional liability, health and benefits and workers compensation and such other insurance business as may be approved by the Lender in its reasonable discretion, for the underwriting of insurance policies for Mentor and its Subsidiaries and the respective employees, officers or directors thereof.

“Intellectual Property” means all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom, collectively.

“Interest Payment Date” means, as to any Loan, the last Business Day of each month and the Maturity Date.

“Investments” is defined in Section 7.08.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lending Office” means the office or offices of the Lender described as such on Schedule 10.02, or such other office or offices as the Lender may from time to time notify the Borrowing Agent.

“LIBOR Monthly Floating Rate” means, on each day, the fluctuating rate of interest equal to the rate of interest (rounded upwards, if necessary to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the 1 month London interbank offered rate for deposits in United States Dollars at approximately 11:00 a.m. (London time) on the first Business Day of each calendar month, as adjusted from time to time in the Lender’s sole discretion for then-applicable reserve requirements, deposit insurance assessment rate and other regulatory costs; provided, however, if more than one rate is specified on Reuters Screen LIBO page, the applicable rate shall be the arithmetic mean of all such rates. Any change in the rate will take effect on the date of such change in the Index as indicated on Telerate Page 3750. Interest will accrue on any non-banking day at the rate in effect on the immediately preceding banking day.

“LIBOR Floating Rate Loan” means any Loan at any time that it bears interest at a rate based on the LIBOR Monthly Floating Rate.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, security deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan” means any term loan extended to (or on behalf of) any Borrower pursuant to Section 2.01.

“Loan Documents” means this Agreement, the Notes, the Mortgages and each Designated Borrower Request and Assumption Agreement.

“Loan Notice” means a notice of (a) a borrowing of a Loan, or (b) a conversion of a Loan from one Type to the other, which, if in writing, shall be substantially in the form of Exhibit A.

“Loan Parties” means each Group Member that is a party to a Loan Document (including all Persons who become Designated Borrowers after the Closing Date).

“Magellan Note Documents” means the Magellan Seller Notes and any other agreements of any Loan Party relating thereto.

“Magellan Purchase Agreement” means the Stock Purchase Agreement among National MENTOR, LLC, Holdings and the Magellan Seller dated January 18, 2001, as amended, modified and supplemented from time to time as permitted hereunder or in the Loan Documents.

“Magellan Reserve” means at any time of determination, the then outstanding principal amount plus accrued and unpaid interest on the Magellan Seller Notes.

“Magellan Seller” means Magellan Public Network, Inc. and Magellan Health Services, Inc.

“Magellan Seller Notes” means that certain subordinated indebtedness in the original principal amount of $10,000,000 issued by Holdings to the Magellan Seller.

“Managed Care Plans” means all health maintenance organizations, preferred provider organizations, individual practice associations, competitive medical plans and similar arrangements.

“Management Fees” is denned in Section 7.10.

“Material Adverse Effect” means a material adverse effect on (a) the business, property, operations or condition (financial or otherwise) of Mentor or, taken as a whole, Holdings and its Subsidiaries, (b) the ability of any Loan Party to perform its material obligations under the Loan Documents to which it is a party, or (c) the validity or enforceability of this Agreement, the Note, or, taken as a whole, any of the other Loan Documents, or the rights or remedies of the Lender under this Agreement, any Note or, taken as whole, the other Loan Documents.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date” means the earliest to occur of (a) May 20, 2010, (b) the date that is six months prior to the Revolving Termination Date (as defined in the Syndicated Credit Agreement) or (c) the date of earlier refinancing, replacement or other termination of the revolving commitments under the Syndicated Credit Agreement.

“MDP Holder” means Madison Dearborn Capital Partners III, L.P.

“Mortgaged Property” means all real property in which the Lender shall have been granted a Lien pursuant to the Mortgages and, in the case of calculating the Borrowing Base only, in which the Lender is being granted a Lien under a Mortgage on or before the date of the applicable Loan.

“Mortgages” means all fee mortgages, deeds of trust, deeds to secure debt and similar instruments, executed or to be executed by each Borrower which provide the Lender a valid first priority Lien in the real property described therein in order to secure the Obligations.

“Multiemployer Plan” means a Plan that is a “multiemployer plan” as defined in Section 4001 (a)(3) of ERISA.

“Net Cash Proceeds” means (a) in connection with any Asset Sale, Home Sale, Sale Leaseback Transaction, any Recovery Event or any other Prepayment Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness (including, without limitation, principal, interest, premium and penalties, if any) secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale, Home Sale, Sale Leaseback Transaction or Recovery Event (in each case, other than any Lien pursuant to a Mortgage) and other related fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and net of (i) any reasonable reserves established in connection therewith, (ii) reasonable holdbacks and (iii) reasonable indemnity obligations relating thereto, and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other related fees and expenses actually incurred in connection therewith.

“Net Payment Amount” means in connection with any Sale Leaseback Transaction, at any time of determination thereof, the remaining aggregate amount of lease rental payments required to be made by a Loan Party pursuant to the terms of the original lease agreements pursuant to such Sale Leaseback Transaction, as appropriately discounted.

“Non-Profit Entities” means each of REM New Jersey Properties, Inc., a New Jersey corporation, and any entity duly acquired or formed and organized by Holdings or any

Subsidiary as a not for profit entity under applicable state law in furtherance of the business needs of Holdings and its Subsidiaries.

“Note” means any promissory note evidencing Loans.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Ordinary Course Real Property Gains” means actual cash gains realized by Mentor and its Subsidiaries from a Home Sale to any Person which is not an Affiliate of Mentor or any of its Subsidiaries in an arm’s length transaction, in the aggregate not to exceed either (i) $1,500,000 for any period of four consecutive fiscal quarters or (ii) $500,000 for any single fiscal quarter; provided, however, it being understood that for purposes of calculating Consolidated EBITDA, any gains in excess of $500,000 in any single fiscal quarter may be carried forward into subsequent fiscal quarters and included in Consolidated EBITDA in such subsequent periods.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” is defined in Section 10.06(c).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition” means an Acquisition permitted under the Syndicated Credit Agreement.

“Permitted Capital Stock” means (a) common stock of Holdings and (b) any preferred stock of Holdings (or any equity security of Holdings that is convertible into or exchangeable for any preferred stock of Holdings), so long as the terms of any such preferred stock or equity security of Holdings (i) do not provide any collateral security, (ii) do not provide any guaranty or other support by Mentor or any of its Subsidiaries, (iii) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision occurring before November 4, 2012 (other than as a result of a change of control or similar event), (iv) do not require the cash payment of dividends or interest, (v) do not contain any financial maintenance covenants, and (vii) to the extent any such preferred stock or equity security does not otherwise comply with clauses (b)(i) through (iv) hereof, such preferred stock or equity security is otherwise reasonably satisfactory to the Lender.

“Permitted Disposition” means (i) any sale or discount of past due isolated accounts receivable in the ordinary course of business; (ii) (x) any lease as lessor (under a short term lease) or license as licensor of isolated parcels of real property or isolated items of personal property (including Intellectual Property) in the ordinary course of business and (y) any grant of options to purchase, lease or acquire isolated parcels of real property (other than all or any portion of any Mortgaged Property) or isolated items of personal property (including Intellectual Property) in the ordinary course of business; and (iii) any sale or exchange of isolated specific items of equipment, so long as the purpose of each sale or exchange is to acquire (and results within 180 days of such sale or exchange in the acquisition of) replacement items of equipment which are, in the reasonable business judgment of Mentor and its Subsidiaries, the functional equivalent of the item of equipment so sold or exchanged.

“Permitted Foreign Subsidiaries” means any Foreign Subsidiary which is organized under the laws of Canada or, in the case of any Insurance Subsidiary, is organized under the laws of any jurisdiction other than the United States.

“Permitted Lien” means a Lien permitted to exist pursuant to Section 7.03.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan” means at a particular time, any employee benefit plan that is covered by ERISA and in respect of which Mentor or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as deemed in Section 3(5) of ERISA.

“Prepayment Event” means any of the following:

(a)       any sale, transfer or other Disposition of any Mortgaged Property; or

(b)       any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding (including any conveyance made in settlement of any such proceeding or threatened proceeding) of, any Mortgaged Property, but only if the Net Cash Proceeds from such casualty, damage or taking exceeds the lesser of $50,000 and 20% of the Appraised Value of such Mortgaged Property (or if an Acceptable Appraisal has not been furnished with respect to such Mortgaged Property, $25,000)(the “Prepayment Threshold Amount”); provided, that if (i) the Net Cash Proceeds from any event described in this clause (b) exceeds the Prepayment Threshold Amount, (ii) there are sufficient insurance proceeds or sufficient other amounts available to the applicable Borrower to fully pay for the restoration or repair of the Mortgaged Property (as applicable, “Restoration”) and the projected fair market value of the Mortgaged Property after Restoration (as demonstrated to the reasonable satisfaction of the Lender) is equal to or greater than the fair market value of the Mortgaged Property immediately prior to such casualty, damage or other event, and (iii) the applicable Borrower (or Borrowing Agent on its behalf) presents sufficient evidence to the Lender that such Mortgaged Property will be restored prior to the maturity date of the Loan used to obtain or refinance such Mortgaged Property, then a Prepayment Event shall not occur as a result of such event and the Lender shall release any property insurance proceeds or condemnation or similar awards received by it on account of such event in accordance with its customary disbursement procedures for similar events so long as (x) Event of Default exists, and (y) the applicable Borrower promptly commences and thereafter diligently continues the Restoration to completion (which completion shall occurs no later than 180 days after the applicable casualty, damage or other event) so that fair market value of such Mortgaged Property (as demonstrated to the reasonable satisfaction of the Lender) after such Restoration is equal to or greater than the fair market value of the Mortgaged Property immediately prior to such casualty, damage or other event.

“Pro Forma Cost Reductions” means to the extent reasonably acceptable to the Lender and realizable within 90 days after the applicable Acquisition, cost savings reasonably expected to result from operational efficiencies expected to be created by employee terminations, facilities consolidations and closings, standardization of employee benefits and compensation policies, consolidation of property, casualty and other insurance coverage and policies, reductions in taxes other than income taxes and other cost savings reasonably expected to be realized for such period from all acquisitions of an acquired entity or business.

“Projections” is defined in Section 6.02(c).

“Properties” is defined in Section 5.17(a).

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Loan Party, in excess of $1,000,000 in the aggregate in any fiscal year.

“Refinanced Property” means the real property listed on Schedule 2.01(a) attached hereto.

“Regulation U” means Regulation U of the Board as in effect from time to time.

“Reinvestment Deferred Amount” means with respect to any Reinvestment Event occurring prior to the refinancing, replacement or other termination of the Syndicated Credit Agreement, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay amounts outstanding under the Syndicated Credit Agreement as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event” means any Home Sale, Asset Sale, or Recovery Event in respect of which Mentor has delivered a Reinvestment Notice.

“Reinvestment Notice” means a written notice executed by a Responsible Officer and delivered under the Syndicated Credit Agreement pursuant to the provisions thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reorganization” means with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived by applicable regulations under Section 4043 of ERISA.

“Requirement of Law” means as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means, with respect to any Person, the chief executive officer, president, vice president, chief financial officer, treasurer or the senior vice president of finance of such Person, but in any event, with respect to financial matters, the chief financial officer, treasurer or senior vice president of finance of such Person (or, in the case of any Borrower, of Holdings or Mentor).

“Restoration” is defined in the definition of Prepayment Event.

“Restricted Payments” is defined in Section 7.06.

“Sale Leaseback Transaction” is defined in Section 7.11.

“SEC” means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Senior Subordinated Note Indenture” means the Indenture dated as of November 4, 2004, entered into by Mentor and certain of its Subsidiaries in connection with the issuance of the Senior Subordinated Notes, together with all instruments and other agreements entered into by Mentor or such Subsidiaries in connection therewith.

“Senior Subordinated Notes” means the subordinated notes of Mentor issued pursuant to the Senior Subordinated Note Indenture.

“Single Employer Plan” means any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the probable liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. The amount of contingent liabilities at any time shall be computed as the amount that can reasonably be expected to become an actual or matured liability. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Change of Control” means a “Change of Control” (or any other defined term having a similar purpose) as defined in the Senior Subordinated Note Indenture.

“Subordinated PIK Debt” means any subordinated Indebtedness or redeemable preferred stock of Holdings incurred after November 4, 2004 (including any subordinated debt which extends, renews, replaces or is in exchange for subordinated debt of Holdings existing on November 4, 2004) to the extent permitted by the provisions of the Syndicated Credit Agreement; provided that such Indebtedness or redeemable preferred stock has no scheduled principal payments prior to December 31, 2012, and the interest on such Indebtedness or the dividends payable in respect of such redeemable preferred stock is not required to be paid in cash prior to such date.

“Subsidiary” means as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Mentor (including, but not limited to, each Borrower). Notwithstanding anything else herein to the contrary, the definition of Subsidiary shall not include Non-Profit Entities.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Mentor or any of its Subsidiaries shall be a “Swap Agreement”.

“Syndicated Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of November 4, 2004 among Holdings, Mentor, J.P. Morgan Chase Bank, as Administrative Agent and the lenders party thereto, as in effect on the date hereof and as the same may be amended, restated, supplemented or otherwise modified from time to time; provided, that (i) to the extent an action or other matter is permitted hereunder to the extent permitted by the Syndicated Credit Agreement and such action or other matter requires the approval, consent or satisfaction of, or an amendment or waiver from, the Administrative Agent, Lenders or Required Lenders under the Syndicated Credit Agreement, such action or other matter shall require the approval, consent or satisfaction of, or an amendment or waiver from, the

Lender under this Agreement, and (ii) in the event the Syndicated Credit Agreement is refinanced, replaced or the revolving commitments are otherwise terminated, the references to the Syndicated Credit Agreement in Article VII hereof and any related definitions utilized therein shall mean the Syndicated Credit Agreement as in effect immediately prior to such refinancing, replacement or termination, as the case may be.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Third Party Pavor Programs” means all third party payor programs in which Mentor and its Subsidiaries currently or in the future may participate, including, without limitation, Medicare, Medicaid, Blue Cross and/or Blue Shield, Managed Care Plans, other private insurance programs and employee assistance programs.

“Total Outstanding” mean, on any date, the aggregate outstanding principal amount of Loans after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“Transaction Bonuses” means any bonuses payable to any officer or employee of Holdings or any of its Subsidiaries (including any Person who becomes an officer or employee of any Group Member in connection with a Permitted Acquisition) in connection with any Permitted Acquisition in an aggregate amount not exceeding $1,000,000; provided that the amount of all such bonuses payable in connection with all Permitted Acquisitions shall not exceed $3,000,000 in the aggregate.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a LIBOR Floating Rate Loan.

“United States” means the United States of America.

“U.S. Bank Facility” means the Term Loan Agreement, dated as of August 4, 2004, by and among Holdings, National MENTOR, LLC, certain Subsidiaries of National MENTOR, LLC party thereto as borrowers and U.S. Bank National Association, as in effect on the Closing Date.

“Wholly Owned Subsidiary” means, as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)       The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)       In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)       Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03    Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein.

1.04    Rounding. Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II.
THE COMMITMENT AND CREDIT EXTENSIONS

2.01    Loans. Subject to the terms and conditions set forth herein, the Lender agrees to (a) make term loans on the Closing Date to the Borrowers in an aggregate principal amount of $6,222,000, the amounts and amortization schedules of which Loans are more specifically set forth on Schedule 2.01 (a) and the proceeds of which Loans shall be used to refinance Indebtedness under the U.S. Bank Facility secured by the Refinanced Property, and (b) from time to time to make additional term loans to the Borrowers from time to time on any Business Day during the Availability Period to acquire additional fee simple interests in real property to be utilized in the business of the Borrowers (the “Acquired Property”); provided, in each case that (i) the maximum principal amount of Loans available hereunder with respect to any individual Mortgaged Property shall not exceed $250,000, or if an Acceptable Appraisal is furnished to the Lender with respect to such Mortgaged Property, the lesser of $250,000 and 100% of the Appraised Value of such Mortgaged Property, and (ii) the aggregate outstanding amount of all Loans outstanding hereunder shall not exceed at any time the lesser of (x) the Commitment, and (y) the Borrowing Base. A Loan may be a Base Rate Loan or a LIBOR Floating Rate Loan, as further provided herein. Except as otherwise set forth herein (including Article IX hereof), the obligations of each Borrower to repay the Loans made available to it (or the Borrowing Agent on its behalf) and accrued interest thereon are several and not joint.

2.02    Borrowings, Conversions and Continuations of Loans.

(a)       Each borrowing and each conversion of a Loan from one Type to the other shall be made upon the Borrowing Agent’s irrevocable notice to the Lender, which may be given by telephone. Each such notice must be received by the Lender not later than 1:00 p.m. (i) ten Business Days prior to the requested date of any borrowing utilized to acquire any Acquired Property, and (ii) three Business Days prior to the requested date of any conversion of a Base Rate Loan, to a LIBOR Floating Rate Loan or of a LIBOR Floating Rate Loan to a Base Rate Loan. Notwithstanding anything to the contrary contained herein, but subject to the provisions of Section 10.02(d), any such telephonic notice may be given by an individual who has been authorized in writing to do so by an officer of the Borrowing Agent. Each such telephonic notice must be confirmed promptly by delivery to the Lender of a written Loan Notice, appropriately completed and signed by an officer of the Borrowing Agent. Except as otherwise set forth on Schedule 2.01(a), each borrowing shall be in a principal amount of $150,000 or a whole multiple of $5,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the applicable Borrower is requesting a borrowing or a conversion of a Loan from one Type to the other, (ii) the requested date of the borrowing or conversion, as the case may be (which shall be a Business Day), (iii) the principal amount of the Loan to be borrowed or converted, (iv) the Type of Loan to be borrowed or to which an existing Loan is to be converted, and (v) the applicable Borrower for which the Borrowing Agent has requested such borrowing. If the Borrowing Agent fails to specify a Type of Loan in a Loan Notice, then the applicable Loan shall be made as a Base Rate Loan.

(b)       Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if a borrowing is the initial Loan, Section 4.01), the Lender shall make the proceeds of each Loan available to applicable Borrowers either by (i) crediting the account of the Borrowing Agent or such Borrower on the books of the Lender with the amount of such proceeds or (ii) wire transfer of such proceeds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Lender by the Borrowing Agent.

(c)       During the existence of a Default, no Loan may be requested as or converted to a LIBOR Floating Rate Loan without the consent of the Lender, and, at the election of the Lender, all LIBOR Floating Rate Loans shall convert to Base Rate Loans.

(d)       The Lender shall promptly notify the Borrowing Agent of the interest rate applicable to any LIBOR Floating Rate Loan upon determination of such interest rate. The determination of the LIBOR Monthly Floating Rate by the Lender shall be conclusive in the absence of manifest error. At any time that a Base Rate Loan is outstanding, the Lender shall notify the Borrowing Agent of any change in the Lender’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

2.03    Prepayments.

(a)       Voluntary Prepayments. Any Borrower may, upon notice to the Lender, at any time or from time to time voluntarily prepay any Loan in whole or in part without premium or penalty; provided that (i) such notice must be received by the Lender not later than 1:00 p.m. on the date of prepayment of a Base Rate Loan; and (ii) any prepayment of a LIBOR Floating Rate Loan shall be in a principal amount of $100,000 or a whole multiple of $50,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loan(s) to be prepaid. If such notice is given by any Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b)       Mandatory Prepayments. (i) If for any reason the Total Outstandings at any time exceed the lesser of the Commitment or the Borrowing Base, the Borrowers shall immediately prepay Loans in an aggregate amount equal to such excess; and (ii) in the event and on each occasion that any Net Cash Proceeds are received by or on behalf of any Borrower in respect of any Prepayment Event, such Borrower shall, immediately after such Net Cash Proceeds are received, prepay the Loans secured by the Mortgaged Property that is the subject matter of such Prepayment Event in an amount equal to 100% of such Net Cash Proceeds.

(c)       Application of Prepayments. Prepayments shall be applied to the remaining installments of any Loan prepaid in the inverse order of maturity.

2.04    Termination or Reduction of Commitment. The Borrowers may, upon notice to the Lender, terminate the Commitment, or from time to time permanently reduce the Commitment; provided that (i) any such notice shall be received by the Lender not later than 1:00 p.m., five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $200,000 or any whole multiple of $50,000 in excess thereof, and (iii) the Borrowers shall not terminate or reduce the Commitment if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Commitment. All fees accrued until the effective date of any termination of the Commitment shall be paid on the effective date of such termination.

2.05    Repayment of Loans.

(a)       Each Borrower shall:

(i)        make equal monthly payments of principal on each Loan made to it (or on its behalf) on the last Business Day of each month, in each case based on the amortization schedules set forth below and commencing on the last Business Day of the month next succeeding the month in which such Loan is advanced hereunder (collectively, the “Scheduled Amortization”):

Borrower	Amortization Schedule
REM Arrowhead, Inc. REM Connecticut Community Services, Inc. REM Wisconsin, Inc. REM Wisconsin II, Inc. REM Wisconsin III, Inc.	20 years
REM Indiana, Inc.	12 years
REM North Dakota, Inc.	5 years
Designated Borrowers	20 years unless otherwise agreed between the Lender and the Borrowing Agent in writing on or before the date of such Loan provided, in each case that the Scheduled Amortization with respect to each Loan utilized with respect to a Refinanced Property shall be as set forth on Schedule 2.01(a); and

(ii)       repay the remaining any outstanding principal balance of the Loans made to it (or on its behalf) on the Maturity Date.

2.06    Interest.

(a)       Subject to the provisions of subsection (b) below, (i) each LIBOR Floating Rate Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the LIBOR Monthly Floating Rate plus the Applicable Margin; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin.

(b)       (i)        If any amount payable by the Borrowers under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)       While any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)      Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)       Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07    Fees. Each Borrower, jointly and severally, agrees to pay to the Lender a fee equal to 0.50% of the Commitment, payable on the Closing Date. Such fee shall be fully earned when payable and shall not be refundable for any reason whatsoever.

2.08    Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by the Lender’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day.

2.09    Evidence of Debt. The Loans made by the Lender shall be evidenced by one or more accounts or records maintained by the Lender in the ordinary course of business. The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lender to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of any Borrower hereunder to pay any amount owing with respect to the Obligations. The Notes shall evidence the Lender’s Loans in addition to such accounts or records. The Lender may attach schedules to the Notes and endorse thereon the date, Type, amount and maturity of each Loan and payments with respect thereto. Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.10    Payments Generally.

(a)       All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Lender at the applicable Lending Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. All payments received by the Lender after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)       If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c)       The Loan Parties irrevocably authorize the Lender to debit Bank of America Deposit Account #0055151344 (ABA number: 011000138; Account Name: Mentor Management, Inc.) (or such other account as the Loan Parties may have with the Lender from time to time) for all payments due under this Agreement.

(d)       Nothing herein shall be deemed to obligate the Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by the Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.11    Borrowing Agent. Each of the Borrowers hereby directs the Lender to disburse the proceeds of each Loan, to or at the direction of Mentor (the “Borrowing Agent”), and such distribution will, in all circumstances, be deemed to be made to the applicable Borrower(s), From time to time, the Borrowing Agent shall further distribute the proceeds of the Loans to the particular Borrower or Borrowers, and each Borrower represents and warrants that the subsequent receipt and use of such proceeds and benefits by any particular Borrower inures to the economic benefit directly and indirectly of the other Borrowers. Each Borrower hereby irrevocably designates, appoints, authorizes and directs the Borrowing Agent (including each of the Borrowing Agent’s officers) to act on behalf of such Borrower for the purposes set forth in this Section 2.11, and to act on behalf of such Borrower for purposes of giving notice to the Lender of requests for Loans, conversions and for otherwise giving and receiving notices and certifications under this Agreement or any other Loan Document and otherwise for taking all other action contemplated to be taken by the Borrowing Agent (including each of the Borrowing Agent’s officers) hereunder or under any other Loan Document. The Lender is entitled to rely and act on the instructions of the Borrowing Agent, by and through any officer, on behalf of each of the Borrowers. Each Borrower covenants and agrees to assume liability for and to protect, indemnify and hold harmless the Lender from any and all liabilities, obligations, damages, penalties, claims, causes of action, costs, charges and expenses (including without limitation, attorneys’ fees), which may be incurred by, imposed or asserted against the Lender, howsoever arising or incurred because of, out of or in connection with the disbursements of any Loan in accordance with this Section 2.11; provided, however, the liability of the Borrowers pursuant to this indemnity shall not extend to any liability, obligation, damage, penalty, claim, cause of action, cost, charge or expense caused by or arising out of the gross negligence or willful misconduct of the Lender. The Borrowing Agent shall maintain detailed accounting and records of all disbursements and payments made to each Borrower with respect to proceeds of Loans received by it. Not in any way in limitation of any other provisions set forth herein, such books and records may be reviewed and copied by the Lender at the Borrowing Agent’s expense at reasonable intervals and upon reasonable notice given by the Lender to the Borrowing Agent.

2.12    Increase in Commitments.

(a)       Provided there exists no Default, upon notice to the Lender, the Borrowing Agent may on a one time basis request an increase in the Commitment by an amount not exceeding $4,000,000.

(b)       The Lender shall notify the Borrowing Agent as to whether or not it agrees to increase the Commitment and, if so, whether by an amount equal to, or less than, such requested increase.

(c)       If the Commitment is increased in accordance with this Section, the Lender and the Borrowing Agent shall determine the effective date (the “Increase Effective Date”).

(d)       As a condition precedent to such increase, the Borrowing Agent shall deliver to the Lender a certificate of each Loan Party dated as of the Increase Effective Date signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrowing Agent, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.12, the representations and warranties contained in subsections (a) and (b) of Section 5.01 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Default exists.

(e)       This Section shall supersede any provisions in Section 10.01 to the contrary.

2.13    Designated Borrowers.

(a)       The Borrowing Agent may at any time, upon not less than 15 Business Days’ notice from the Borrowing Agent to the Lender (or such shorter period as may be agreed by the Lender in its sole discretion), designate any additional direct or indirect, wholly-owned Subsidiary of Mentor acceptable to the Lender, in its reasonable discretion (each an “Applicant Borrower”) to receive Loans hereunder by delivering to the Lender a duly executed notice and agreement in substantially the form of Exhibit B (a “Designated Borrower Request and Assumption Agreement”). The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein the Lender shall have received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form and content satisfactory to the Lender as may be required by the Lenders in its reasonable discretion, and a Note signed by such new Applicant Borrower. If the Lender agrees that an Applicant Borrower shall be entitled to receive Loans hereunder, then promptly following receipt of all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information, the Lender shall send a notice in substantially the form of Exhibit C (a “Designated Borrower Notice”) to the Borrowing Agent specifying the effective date upon which the Applicant Borrower shall constitute a Borrower for purposes hereof, whereupon from and after such Applicant Borrower shall be a “Designated Borrower” and the Lender agrees to permit such Designated Borrower to receive Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement. Each Subsidiary that is or becomes a Designated Borrower pursuant to this Section 2.13 shall at all times remain a direct or indirect, wholly-owned Subsidiary of Mentor for so long as such Person is a Designated Borrower.

(b)       Each Subsidiary of Mentor that is or becomes a Designated Borrower pursuant to this Section 2.13 hereby irrevocably appoints the Borrowing Agent as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, as more particularly set forth in Section 2.11 above.

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01    Taxes.

(a)       Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if any Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)       Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)       Indemnification by the Borrowers. The Borrowers shall indemnify the Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by the Lender shall be conclusive absent manifest error.

(d)       Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

3.02    Illegality. If the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its Lending Office to make, maintain or fund LIBOR Floating Rate Loans, or to determine or charge interest rates based upon the LIBOR Monthly Floating Rate, or any Governmental Authority has imposed material restrictions on the authority of the Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by the Lender to the Borrowers, any obligation of the Lender to make LIBOR Floating Rate Loans or to convert Base Rate Loans to LIBOR Floating Rate Loans shall be suspended until the Lender notifies the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, immediately upon demand from the Lender, prepay or, if applicable, convert all LIBOR Floating Rate Loans to Base Rate Loans.

3.03    Inability to Determine LIBOR Floating Rate. If the Lender determines that for any reason in connection with any request for a LIBOR Floating Rate Loan or a conversion of a Base Rate Loan to a LIBOR Floating Rate Loan that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount of such LIBOR Floating Rate Loan, (b) adequate and reasonable means do not exist for determining the LIBOR Monthly Floating Rate with respect to a proposed LIBOR Floating Rate Loan, or (c) the LIBOR Monthly Floating Rate with respect to a proposed LIBOR Floating Rate Loan does not adequately and fairly reflect the cost to the Lender of funding such Loan, the Lender will promptly so notify the Borrowing Agent. Thereafter, the obligation of the Lender to make or maintain LIBOR Floating Rate Loans shall be suspended until the Lender revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending request for a borrowing of or conversion to a LIBOR Floating Rate Loan or, failing that, will be deemed to have converted such request into a request for a borrowing of Base Rate Loans in the amount specified therein.

3.04    Increased Costs.

(c)       Increased Costs Generally. If any Change in Law shall:

(i)                        impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender (except any reserve requirement reflected in the LIBOR Monthly Floating Rate);

(ii)                     subject the Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan, or change the basis of taxation of payments to the Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by the Lender); or

(iii)                  impose on the Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans;

and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Lender, the applicable Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(d)       Capital Requirements. If the Lender determines that any Change in Law affecting the Lender or its Lending Office or the Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of the Lender or the Loans made by the Lender, to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(e)       Certificates for Reimbursement. A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(f)        Delay in Requests. Failure or delay on the part of the Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of the Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate the Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that the Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05    Mitigation Obligations. If the Lender requests compensation under Section 3.04, or any Borrower is required to pay any additional amount to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 3.01, or if the Lender gives a notice pursuant to Section 3.02, then the Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender. The Borrowers agree to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.

3.06    Survival. Each Borrower’s obligations under this Article III shall survive termination of the Commitment and repayment of all other Obligations hereunder.

ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01    Conditions of Initial Loan. The obligation of the Lender to make its initial Loan hereunder is subject to satisfaction of the following conditions precedent:

(a)       The Lender’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Lender:

(i)        executed counterparts of this Agreement and Mortgages with respect to each of the Refinanced Properties, sufficient in number for distribution to the Lender and the Borrowing Agent;

(ii)       a Note, duly executed by each Borrower;

(iii)      such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Lender may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv)      such documents and certifications as the Lender may reasonably require to evidence that each Loan Party is duly organized or formed, existing and in good standing in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v)       a favorable opinion of Ruberto, Israel & Weiner, P.C., counsel to the Loan Parties, addressed to the Lender, as to the matters set forth in Exhibit D and such other matters concerning the Loan Parties and the Loan Documents as the Lender may reasonably request;

(vi)      a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vii)     a certificate signed by a Responsible Officer of Holdings certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(viii)    evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

(ix)       a Borrowing Base Certificate, dated as of the Closing Date, in the form of Exhibit E, acceptable to the Lender;

(x)        evidence of the filing of the Mortgages reflecting the filing in all places required by applicable law to perfect the Liens of the Lender thereunder as a first priority Lien as to Collateral purported to be granted thereunder, and such other documents and/or evidence of other actions as may be necessary under applicable law to perfect the Liens of the Lender thereunder as first priority Liens in and to such other Collateral as the Lender may require;

(xi)       an ALTA Lender’s title policy with respect to each of the Refinanced Properties dated as of the date and time of recording each Mortgage thereon, insuring the first lien priority of such Mortgage and reflecting only such title exceptions as are acceptable to the Lender, together with all endorsements reasonably requested by the Lender;

(xii)      Uniform Commercial Code search results showing only those Liens as are acceptable to the Lender;

(xiii)     flood certificates for each of the Refinanced Properties in form and substance satisfactory to the Lender;

(xiv)    evidence that the U.S. Bank Facility has been or concurrently with the Closing Date is being terminated and all Liens securing obligations under the U.S. Bank Facility have been or concurrently with the Closing Date are being released; and

(xv)     such other assurances, certificates, documents, consents or opinions as the Lender reasonably may require.

(b)       Any fees required to be paid on or before the Closing Date shall have been paid.

(c)       The Borrowers shall have paid all fees, charges and disbursements of counsel to the Lender (including special counsel in each jurisdiction where a Mortgage is to be filed) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Lender).

(d)       The Closing Date shall have occurred on or before May 31, 2005.

4.02    Conditions to all Loans. The obligation of the Lender to make any Loan is subject to the following conditions precedent:

(a)       The representations and warranties of each Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Loan, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and

(b) of Section 5.01 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b)       No Default shall exist, or would result from such proposed Loan.

(c)       The Lender shall have received a Loan Notice in accordance with the requirements hereof.

(d)       The Lender shall have received the Mortgages and other deliveries required by Section 6.09.

Each Loan Notice (other than a Loan Notice requesting only a conversion of a Loan to the other Type) submitted by the Borrowing Agent shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Loan.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

To induce the Lender to enter into this Agreement and to make the Loans, Holdings, Mentor and the Borrowers hereby jointly and severally represent and warrant to the Lender that

5.01    Financial Condition.

(a)       The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Holdings and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)       The unaudited consolidated balance sheet of Holdings and its Subsidiaries dated December 31, 2004, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)       Except as set forth on Schedule 7.02(d), as of the Closing Date, no Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any Swap Agreements or foreign currency swap or exchange transactions or other obligations in respect of derivatives, that are not reflected in the financial statements referenced in subparagraph (b) above.

5.02    No Change. Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.03    Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (provided that each of Unlimited Quest, Inc. may not, on the date hereof, be in good standing in its jurisdiction of organization but such failure to be in good standing would not reasonably be expected to have a Material Adverse Effect), (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.04    Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrowers, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrowers, to authorize the extensions of credit on the terms and conditions of this Agreement. No material consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 5.04, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 5.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.05    No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any material Contractual Obligation of any Group Member (other than the Magellan Note Documents) and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any

Requirement of Law or any such Contractual Obligation (other than the Liens created by the Mortgages).

5.06    Litigation. Except as set forth on Schedule 5.06, no litigation, or to the knowledge of Holdings, Mentor or any Borrower, no investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the best knowledge of Holdings, Mentor or any Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, (b) as of the Closing Date, with respect to the Magellan Seller Notes, or (c) that would reasonably be expected to have a Material Adverse Effect.

5.07    No Default. Except as set forth on Schedule 5.07, no Group Member is in default under or with respect to any of its Contractual Obligations in any respect that would reasonably be expected to have a Material Adverse Effect. No Event of Default has occurred and is continuing.

5.08    Ownership of Property; Liens. Each Group Member has marketable title to, or a valid leasehold interest in, all its real property, and marketable title to, or a valid leasehold interest in, all its material other property, and none of such property is subject to any Lien except as permitted by Section 7.03. Without limitation of the foregoing, each Borrower has marketable fee simple title in the Mortgaged Properties subject to the Mortgages executed by it, including the Refinanced Property subject to each such Mortgage.

5.09    Licenses, Intellectual Property. Except as in the aggregate would not reasonably be expected to have a Material Adverse Effect or as set forth in Schedule 5.09 (all of which items set forth in Schedule 5.09 in the aggregate would not reasonably be expected to have a Material Adverse Effect), each Group Member has all necessary licenses, permits, franchises, rights to participate in, or the benefit of valid agreements to participate in material Third Party Payor Programs and other rights necessary for the conduct of its business and for the intended use of its properties and assets to the extent necessary to ensure no material interruption in cash flow. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted except to the extent that a failure would not reasonably be expected to have a Material Adverse Effect. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does Holdings, Mentor or any Borrower have knowledge of any valid basis for any such claim. Except as would not reasonably be expected to result in a Material Adverse Effect, the use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect.

5.10    Taxes. Each Group Member has filed or caused to be filed all Federal, material state and other material tax returns that are required to be filed and has paid all material taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no tax

Lien has been filed (other than Permitted Liens), and, to the knowledge of Holdings, Mentor or any Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

5.11    Federal Regulations. No part of the proceeds of any Loans will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or (b) for any purpose that violates the provisions of the Regulations of the Board.

5.12    Labor Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of Holdings, Mentor or any Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

5.13    ERISA. Except as would not reasonably be expected to have a Material Adverse Effect, (i) neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan during such five-year period has complied in all material respects with the applicable provisions of ERISA and the Code, (ii) no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period and (iii) the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. To the best of Holdings, Mentor or any Borrower’s knowledge, neither Mentor nor any Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and to the best of Holdings, Mentor or any Borrower’s knowledge, neither Mentor nor any Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if Mentor, such Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

5.14    Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

5.15    Subsidiaries. Attached hereto as Schedule 5.15(a) is an organization chart of each Loan Party and its Subsidiaries as of the Closing Date. Except as disclosed to the Lender by Holdings, Mentor or the Borrowers in writing from time to time after the Closing Date, (a)

Schedule 5.15(b) sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of Mentor or any Subsidiary, except as created by the Loan Documents.

5.16    Use of Proceeds. The proceeds of the Loans shall be used (a) to refinance mortgage loans and related indebtedness of the Borrowers under the U.S. Bank Facility with respect to the Refinanced Properties and any notes issued by the Borrowers thereunder, and (b) to purchase Acquired Properties.

5.17    Environmental Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a)       the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could reasonably be expected to give rise to liability under, any applicable Environmental Law;

(b)       no Group Member has received any notice of any violation, alleged violation, noncompliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does Holdings, Mentor or any Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c)       Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that would reasonably be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that would reasonably be expected to give rise to liability under, any applicable Environmental Law;

(d)       with respect to any liability arising under any Environmental Law, no judicial proceeding or governmental or administrative action is pending or, to the best knowledge of Holdings, Mentor or any Borrower, threatened, to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e)       there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that would reasonably be expected to give rise to liability under Environmental Laws;

(f)        the Properties and all operations at the Properties are in compliance, and within all applicable statute-of-limitations periods have been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g)       no Group Member has assumed, contractually or by operation of law, any liability of any other Person under Environmental Laws.

5.18    Accuracy of Information, etc. No statement or factual information with respect to any Loan Party or any of its Subsidiaries contained in this Agreement, any other Loan Document or any other factual document, certificate or statement (other than any projections, pro formas or other estimates with respect to any Loan Party or any of its Subsidiaries) furnished by or by Persons directed on behalf of any Loan Party to the Lender, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading. The projections and pro forma financial information contained in the materials referenced above were, and the projections hereafter delivered, when delivered, will be based upon good faith estimates and assumptions believed by management of each Loan Party to be reasonable at the time made and no Loan Party knows as of the date hereof any fact making such estimates and assumptions no longer true in any material respects, it being recognized by the Lender that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents.

5.19    Mortgages. Each of the Mortgages is effective to create in favor of the Lender, a legal, valid and enforceable (subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting creditors’ rights) Lien on the Mortgaged Properties and other Collateral described therein and proceeds thereof, and when the Mortgages are filed in the appropriate recording offices and financing statements or other filings specified on Schedule 5.19(a) in appropriate form are filed in the offices so specified on Schedule 5.19(a) each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties, the Collateral and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (except that the security interest created in such real property and the Mortgaged Property may be subject to the Permitted Liens related thereto).

5.20    Solvency. The Loan Parties on a consolidated basis are, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be and will continue to be, Solvent.

5.21    Senior Indebtedness. The obligations of Mentor and each Borrower hereunder constitute “Senior Debt” under and as defined in the Senior Subordinated Note Indenture.

5.22    Regulation H. Except as set forth on Schedule 5.22, no Mortgaged Property on the Closing Date is located within an area that has been designated or identified as an area having special flood hazards as defined in the Federal Flood Disaster Protection Act of 1973, as amended and in effect on the Closing Date.

ARTICLE VI.
AFFIRMATIVE COVENANTS

Holdings, Mentor and each Borrower hereby jointly and severally agree that, so long as the Commitment remains in effect or any Loan or other amount is owing to the Lender (other than any contingent indemnification obligation surviving after the termination of this Agreement) hereunder, Holdings, Mentor and each Borrower shall and shall cause each of its Subsidiaries, directly or indirectly, to:

6.01    Financial Statements. Furnish to the Lender:

(a)       as soon as available, but in any event within 90 days after the end of each fiscal year of Holdings, a copy of the audited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing;

(b)       as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of Holdings, the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the same quarter in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes); and

(c)       as soon as available, but in any event not later than 45 days after the end of each month occurring during each fiscal year of Holdings (other than the third, sixth, ninth and twelfth such month), the unaudited consolidated balance sheet of Holdings and its Subsidiaries as at the end of such month and the related unaudited consolidated statements of income and of cash flows for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the same month in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or a Responsible Officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods. With regard to interim financial statements, such interim financial statements will not include all of the information and footnotes required by GAAP for complete financial statements. However, all adjustments (consisting of normal, recurring accrual) considered necessary for a fair presentation will be included therein.

6.02    Certificates; Other Information. Furnish to the Lender:

(a)       If requested by the Lender, concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

(b)       concurrently with the delivery of any financial statements pursuant to Section 6.01(a) and (b), (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein (including detail with respect to any calculation of Consolidated EBITDA, including, without limitation, detailed information with respect to any add-backs, including any such add-backs for anticipated payments or reimbursements which were not paid or reimbursed) as of the last day of the fiscal quarter or fiscal year of Holdings, as the case may be;

(c)       as soon as available, and in any event no later than 60 days after the end of each fiscal year of Holdings and its Subsidiaries, a detailed consolidated budget for the following fiscal year (and no later than 90 days after the end of each fiscal year of Holdings, a detailed projected consolidated balance sheet of Holdings and its consolidated Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall be prepared in a manner so that the representations and warranties set forth in Section 5.18 are true and correct in all material respects;

(d)       no later than 10 Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Syndicated Credit Agreement or the Senior Subordinated Note Indenture;

(e)       within five Business Days after the same are sent, copies of all financial statements and reports that Holdings or Mentor sends to the holders of any class of its debt securities other than the Lender (including, without limitation, the holders of the Magellan Seller Notes) or public equity securities and, within five Business Days after the same are filed, copies of all financial statements and reports that Holdings or Mentor may make to, or file with, the SEC; and

(f)        promptly, such additional financial and other information concerning a Group Member as the Lender may from time to time reasonably request.

6.03    Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where (i) the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member or (ii) the failure to pay would reasonably be expected to result in a Material Adverse Effect.

6.04    Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.04 and except, in the case of clause (ii) above, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect and Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.05    Maintenance of Property; Insurance.

(a)       Keep all material property useful and necessary in its business in good working order and condition, ordinary wear and tear and ordinary damage by casualty excepted and maintain with financially sound and reputable insurance companies insurance (or pursuant to self-insurance to the extent commercially reasonable) on all its property (other than vehicles) in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are required by the Mortgages and as are usually insured against in the same general area by companies engaged in the same or a similar business and of similar size; provided that the insurance amount for general liability insurance of each of Mentor and the Borrowers shall in no event be less than $4,000,000 (which shall be available after any reasonable self-insurance or effective deductibles, which at the date hereof are $1,000,000 per occurrence and $2,000,000 for all occurrences).

(b)       Keep all of its insurable properties now or hereafter owned adequately insured at all times against loss or damage by fire or other casualty to the extent customary with respect to like properties of companies conducting similar businesses and of a similar size and to the extent reasonably required by the Lender; maintain general liability, professional liability, business interruption and workers’ compensation insurance insuring each Loan Party and each Subsidiary thereof to the extent customary with respect to companies conducting similar businesses and of a similar size, all by financially sound and reputable insurers (or pursuant to self insurance to the extent commercially reasonable) and furnish to the Lender satisfactory evidence of the same (including, if requested by the Lender, certification by a Responsible Officer of the timely renewal of, and timely payment of all insurance premiums payable under, all such policies), notify the Lender of any material reduction in the insurance maintained on its properties in the aggregate or on any Mortgaged Property after the date hereof and furnish the Lender reasonably satisfactory evidence of any such change; and provide that each insurance policy maintained or required to be maintained by any Loan Party shall (i) name the Lender as loss payee pursuant to a so-called “standard mortgagee clause” or “Lender’s loss payable endorsement”, with respect to property coverage of such Loan Party carried as to the Mortgaged Properties, and shall name the Lender as an additional insured, with respect to general liability coverage carried by each of Holdings, Mentor and the Borrowers, (ii) provide that no action of any Loan Party or any Subsidiary or any other Person shall void any such policy as to the Lender, (iii) provide that the insurer(s) shall endeavor to notify the Lender of any proposed cancellation of such policy at least 30 days in advance thereof (unless such proposed cancellation arises by reason of non-payment of insurance premiums in which case such notice shall be given at least 10 days in advance thereof) and that the Lender will have the opportunity to correct any deficiencies justifying such proposed cancellation and (iv) cause any Insurance Subsidiary to (x) conduct its insurance business in compliance with all applicable insurance laws, rules, regulations and orders and using sound actuarial principles and (y) maintain usual and customary stop-loss coverage and excess coverage reinsurance for individual claims. The insurance premiums and other expenses charged by any Insurance Subsidiary to Mentor or any Borrower and its Subsidiaries shall be reasonable and customary. Mentor will provide the Lender (A) copies of any outside actuarial reports prepared with respect to any projection, valuation or appraisal of any Insurance Subsidiary promptly after receipt thereof and (B) once each year promptly after receipt thereof, an actuarial opinion with respect to any Insurance Subsidiary from a recognized actuarial firm reasonably satisfactory to the Lender.

(c)       With respect to each Mortgaged Property listed on Schedule 5.22 and each other Mortgaged Property located within an area that has been or is hereafter designated or identified as an area having special flood hazards as defined in the Federal Flood Disaster Protection Act of 1973, as such act may from time to time be amended and in effect, or pursuant to any other national or state program of flood insurance, the Borrower that owns such Mortgaged Property shall carry flood insurance with respect to such Mortgaged Property in an amount not less than the maximum amount available under the Flood Disaster Protection Act of 1973 and the regulations issued pursuant thereto, as amended from time to time, in form complying with the “insurance purchase” requirement of that Act.

6.06    Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all material Requirements of Law shall be made of all dealings and transactions in relation to its business and activities, and (b) permit representatives of the Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records (other than materials protected by the attorney-client privilege and materials which such person may not disclose without violation of a confidentiality obligation binding upon it) at any reasonable time (and upon reasonable notice unless an Event of Default exists) and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants (provided Mentor is given an opportunity to be present at such meetings).

6.07    Notices. Promptly give notice to the Lender:

(a)       the occurrence of any Default or Event of Default;

(b)       any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c)       any litigation or proceeding affecting any Group Member (i) in which the amount involved would be reasonably expected to result in a liability or judgment of is $5,000,000 or more in excess of that fully covered by insurance or (ii) in which injunctive or similar relief is sought (if such injunctive or similar relief would reasonably be expected to result in a Material Adverse Effect);

(d)       the following events, as soon as possible and in any event within 30 days after any Responsible Officer of Holdings, Mentor or any Borrower, as applicable, knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Single Employer or Multiemployer Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or Holdings, Mentor, any Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer or Multiemployer Plan; provided, however that notice shall only be required for any event described in (i) or (ii) that would reasonably be expected to result in a liability or judgment of $5,000,000 or more;

(e)       any development or event that has had or would reasonably be expected to have a Material Adverse Effect; and

(f)        if all or any part of any Mortgaged Property is subject to a casualty or other damage in excess of $25,000, any taking under power of eminent domain or by condemnation or similar proceeding (including any conveyance made in settlement of any such proceeding or threatened proceeding) or other event that in the reasonable discretion of the such Person materially reduces the fair market value thereof.

Each notice pursuant to this Section 6.07 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.08    Environmental Laws.  (a)  Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, at the Properties with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws. This clause (a) shall be deemed not breached by a noncompliance with the foregoing if, upon learning of such noncompliance, any affected Group Member promptly undertakes reasonable efforts to eliminate such noncompliance, and such noncompliance and the elimination thereof, in the aggregate with any other noncompliance with any of the foregoing and the elimination thereof, could not reasonably be expected to have a

Material Adverse Effect or to materially and adversely affect the value of the property secured by any of the Mortgages.

(b)       Conduct and complete all material investigations, studies, sampling and testing, and all material remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws in each case. This clause (b) shall be deemed not breached by a failure to comply with such an order or directive if any affected Group Member timely challenges in good faith such order or directive in a manner consistent with all applicable Environmental Laws and pursues such challenge diligently, and the pendency and pursuit of such challenge, in the aggregate with the pendency and pursuit of any other such challenges, could not reasonably be expected to have a Material Adverse Effect or to materially and adversely affect the value of the property secured by any of the Mortgages.

6.09    Additional Mortgages, etc.  (a)  With respect to any Acquired Property, on or before the date of Loan being utilized to acquire such property (i) execute and deliver to the Lender such Mortgages or such other documents (including, to the extent required by the Lender, opinions of counsel), each in form and substance satisfactory to the Lender, as the Lender reasonably deems necessary or advisable to the grant to the Lender a first priority mortgage or deed of trust Lien on such property, subject only to Permitted Liens, (ii) record such Mortgage and take all other actions necessary or advisable to grant to the Lender a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be reasonably required by the Mortgages or by law or as may be requested by the Lender, and (iii) deliver to the Lender: (A) an ALTA Lender’s title policy dated as of the date and time of recording such Mortgage, insuring the first lien priority of such Mortgage and reflecting only such title exceptions as are acceptable to the Lender, together with all endorsements reasonably requested by the Lender; (B) satisfactory flood certificates with respect to such Mortgaged Property; and (C) evidence of insurance for such Mortgaged Property as required by Section 6.05 and the applicable Mortgage.

(b)       Upon the request of the Borrowing Agent, any Mortgaged Property as to which the requirements of Section 6.09(a) have been satisfied may be included in the Borrowing Base upon receipt by the Lender of (A) a Borrowing Base Certificate giving effect to the inclusion of such Mortgaged Property, and (B) an Acceptable Appraisal.

(c)       Furthermore, the Borrowers shall cause to be delivered to the Lender such opinions of counsel, title insurance (and endorsements thereto), appraisals, and other reports, certificates and documents as may be requested by the Lender with respect to any Mortgaged Property, including, if the Lender determines that it is required by law or regulation to have appraisals prepared in respect of any real property, appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989 and which shall be in form and substance satisfactory to the Lender.

ARTICLE VII.
NEGATIVE COVENANTS

Holdings, Mentor and each Borrower hereby jointly and severally agree that, so long as the Commitment remains in effect or any Loan or other amount is owing to the Lender (other than any contingent indemnity obligation surviving after the termination of this Agreement) hereunder, Holdings, Mentor and each Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.01    Financial Condition Covenants.

(a)       Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of Holdings (or, if less, the number of full fiscal quarters subsequent to November 4, 2004) ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated Leverage Ratio

June 30, 2005 to December 31, 2005	5.75 to 1.00

March 31, 2006 to June 30, 2006	5.50 to 1.00

September 30, 2006 to December 31, 2006	5.25 to 1.00

March 31, 2007 to June 30, 2007	5.00 to 1.00

September 30, 2007 to December 31, 2007	4.75 to 1.00

March 31, 2008 to June 30, 2008	4.50 to 1.00

September 30, 2008 to December 31, 2008	4.25 to 1.00

March 31, 2009 to June 30, 2009	4.00 to 1.00

September 30, 2009 to December 31, 2009	3.75 to 1.00

March 31, 2010	3.50 to 1.00

(b)       Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of Holdings (or, if less, the number of full fiscal quarters subsequent to November 4, 2004) ending with any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated Interest Coverage Ratio

June 30, 2005 to December 31, 2005	2.10 to 1.00

March 31, 2006 to December 31,2006	2.20 to 1.00

March 31, 2007	2.25 to 1.00

June 30, 2007	2.30 to 1.00

September 30, 2007 to December 31, 2007	2.35 to 1.00

March 31, 2008	2.40 to 1.00

June 30, 2008	2.45 to 1.00

September 30, 2008 to March 31, 2009	2.50 to 1.00

June 30, 2009 to March 31, 2010	2.75 to 1.00

7.02    Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)       Indebtedness of any Loan Party pursuant to any Loan Document;

(b)       Indebtedness of Mentor to any Subsidiary and of any Borrower to Mentor or any other Borrower;

(c)       Guarantee Obligations incurred in the ordinary course of business by Holdings or any of its Subsidiaries of obligations of any Borrower or, to the extent permitted by the Syndicated Credit Agreement, any Wholly Owned Subsidiary;

(d)       Indebtedness outstanding on the date hereof and listed on Schedule 7.02(d) and any refinancing, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);

(e)       Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.03(g) in an aggregate principal amount not to exceed, when taken together with the principal amount of all Loans then outstanding under this Agreement, $20,000,000 at any one time outstanding;

(f)        (i)  Indebtedness of Mentor in respect of the Senior Subordinated Notes in an aggregate principal amount not to exceed $150,000,000; and (ii) Guarantee Obligations of any Subsidiary in respect of such Indebtedness, provided that such Guarantee Obligations are subordinated to the same extent as the obligations of Mentor in respect of the Senior Subordinated Notes;

(g)       Indebtedness of Mentor or any of its Subsidiaries acquired or assumed pursuant to a Permitted Acquisition, which Indebtedness was in existence at the time of such Permitted Acquisition and not incurred in contemplation thereof, in each case subject to the limitations specified in clause (h) of this Section 7.02;

(h)       any other Indebtedness of Mentor or any of its Subsidiaries (including any Indebtedness of the types referred to in clause (1) of this Section 7.02 in excess of $5,000,000 permitted thereunder), and any refinancings, refundings, renewals or extensions of any such Indebtedness, in an aggregate amount as to Indebtedness incurred pursuant to clauses (g) and (h) of this Section 7.02 (plus the then outstanding aggregate amount of any refinancings, refundings, renewals or extensions of such Indebtedness and the Net Payment Amount of any outstanding Sale Leaseback Transactions entered into pursuant to Section 7.11) not exceeding $30,000,000 at any one time outstanding; provided, however, in no event shall any Indebtedness of Permitted Foreign Subsidiaries, together with Investments made pursuant to Section 7.08(x), exceed $3,000,000 at any one time outstanding;

(i)        Indebtedness of Holdings to Mentor to the extent the related advance would be permitted to be made as a Restricted Payment hereunder (it being understood that any such advance shall be deemed to be and shall count as a Restricted Payment for purposes of Section 7.06);

(j)        Indebtedness under performance, surety, statutory or appeal bonds or with respect to worker’s compensation claims or other bonds permitted under Section 7.03;

(k)       Indebtedness incurred in the ordinary course of business in respect of netting services, overdraft protections and otherwise in connection with deposit accounts.

(l)        Indebtedness consisting of Earnout Obligations and promissory notes or similar obligations issued by any Loan Party relating to licenses to be acquired in connection with a Permitted Acquisition that cannot be transferred to such Loan Party prior to or concurrently with the consummation of such Permitted Acquisition, in an aggregate amount (valuing Earnout Obligations only to the extent then required to be included on a consolidated balance sheet of Holdings) not exceeding $5,000,000 at any one time outstanding;

(m)      Indebtedness consisting of promissory notes issued by Holdings or Mentor to officers, directors and employees of Holdings, Mentor or any Subsidiary of Mentor to purchase or redeem Capital Stock of Mentor or Holdings to the extent permitted hereunder, in an aggregate amount not exceeding $1,000,000 at any time outstanding to the extent not constituting Subordinated PIK Debt;

(n)       Subordinated PIK Debt of Holdings in an aggregate amount not exceeding $30,000,000 at any one time outstanding incurred by it in connection with Permitted Acquisitions or Investments permitted hereunder, plus the aggregate amount of interest on such Subordinated PIK Debt paid in kind or through accretion or capitalization; provided that for purposes of this Section 7.02(n), any Subordinated PIK Debt in the form of redeemable preferred stock of Holdings shall be deemed to constitute Indebtedness;

(o)       Indebtedness under Swap Agreements permitted pursuant to Section 7.12 and obligations owed by Holdings, Mentor or any of its Subsidiaries in respect of any overdraft and other liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds to the extent permitted under the Syndicated Credit Agreement;

(p)       Indebtedness of Mentor that may be deemed to exist under any acquisition agreement pertaining to acquisitions consummated prior to the Closing Date; and

(q)       Indebtedness under the Syndicated Credit Agreement and related loan documents.

7.03    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a)       Liens for taxes, assessments, charges or other governmental levies not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of Mentor or its Subsidiaries, as the case may be, in conformity with GAAP;

(b)       carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 60 days or that are bonded off and being contested in good faith by appropriate proceedings;

(c)       pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability insurance carriers under insurance or self insurance arrangements;

(d)       deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, contractual or warranty obligation, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)       easements, rights-of-way, restrictions and other similar encumbrances that, in the aggregate, do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of Mentor or any of its Subsidiaries;

(f)        Liens in existence on the date hereof listed on Schedule 7.03(f), securing Indebtedness permitted by Section 7.02(d), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g)       Liens securing Indebtedness of Mentor or any of its Subsidiaries incurred pursuant to Section 7.02(e) solely to finance the acquisition or construction of new equipment, fixed assets or real property or the refinancing of real property, provided that, (i) such Liens shall be created (other than in connection with real property refinancings) within 90 days after the acquisition of such new equipment, fixed assets or real property and (ii) such Liens do not at any time encumber any property other than the equipment, fixed assets or real property financed by such Indebtedness;

(h)       Liens created pursuant to the Mortgages;

(i)        contractual or statutory Liens of landlords and Liens of suppliers (including sellers of goods) and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business;

(j)        rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions whether arising by contract or operation of law, incurred in the ordinary course of business so long as such deposits are not intended to be collateral for any obligations;

(k)       Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition;

(l)        Liens arising from precautionary UCC financing statements regarding operating leases not constituting Indebtedness or consignments;

(m)      Liens securing Indebtedness permitted hereunder on property or assets acquired pursuant to a Permitted Acquisition or permitted Investment, or on property or assets of a Subsidiary of Mentor in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition or permitted Investment, provided that such Liens are not incurred in connection with or in anticipation of such Permitted Acquisition or permitted Investment and do not attach to any other asset of Mentor or any of its Subsidiaries;

(n)       Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(o)       Liens encumbering customary initial deposits and margin deposits, and similar Liens and margin deposits, and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business;

(p)       Liens incurred in connection with the purchase or shipping of goods or assets on the related goods or assets and proceeds thereof in favor of the seller or shipper of such goods or assets;

(q)       Liens in favor of customs and revenues authorities which secure payment of customs duties in connection with the importation of goods;

(r)        Liens arising out of judgments or awards not constituting an Event of Default under Section 8.01(h);

(s)       any interest or title of a licensor, sublicensor, lessor or sublessor under any license or lease agreement in the ordinary course of business not interfering with the business of Mentor or any of its Subsidiaries;

(t)        licenses, sublicenses, leases or subleases granted to third Persons in the ordinary course of business not interfering in any material respect with the business of Mentor or any of its Subsidiaries;

(u)       Liens which arise under Article 4 of the UCC on items in collection and documents and proceeds related thereto;

(v)       Liens incurred in the ordinary course of business of Mentor or any Subsidiary not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to Mentor and all Subsidiaries) $5,000,000 at any one time;

(w)      any escrow arrangement in respect of the obligations of Holdings and its Subsidiaries under the Magellan Note Documents, so long as the funds funded into escrow do not exceed the amount outstanding under the Magellan Seller Notes plus interest expected to accrue thereon during a period not to exceed two years; and

(x)       Liens securing the obligations under the Syndicated Credit Agreement; provided, that such Liens shall not encumber any of the Mortgaged Properties.

7.04    Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a)       any Subsidiary of Mentor may be merged or consolidated with or into Mentor (provided that Mentor shall be the continuing or surviving corporation) or with or into any Borrower or, to the extent permitted by the Syndicated Credit Agreement, any other Subsidiary (provided that, to the extent any such transaction involves a Borrower, a Borrower shall be the continuing or surviving corporation);

(b)       any Subsidiary of Mentor may Dispose of any or all of its assets (i) to Mentor, any Borrower or, to the extent permitted by the Syndicated Credit Agreement, any other Subsidiary (upon voluntary liquidation or otherwise) or (ii) pursuant to a Disposition permitted by Section 7.05; provided, in each case, that to the extent the Subsidiary making such Disposition is a Borrower, such assets shall be Disposed of to another Borrower; and

(c)       any Investment expressly permitted by Section 7.08 may be structured as a merger, consolidation or amalgamation (provided that, to the extent any such transaction involves a Borrower, a Borrower shall be the continuing or surviving corporation).

7.05    Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a)       the Disposition of obsolete or worn out property in the ordinary course of business;

(b)       the Disposition of Cash Equivalents and sale of inventory in the ordinary course of business;

(c)       Dispositions permitted by clause (i) of Section 7.04(b);

(d)       the sale or issuance of any Subsidiary’s Capital Stock to Mentor or, to the extent permitted by the Syndicated Credit Agreement, any other Subsidiary;

(e)       the Disposition of other property (other than a Home Sale) in the aggregate having a book value not exceeding (i) 10% of the consolidated tangible assets of Mentor and its Subsidiaries in any fiscal year of Mentor or (ii) 15% of the consolidated tangible assets of Mentor and its Subsidiaries in the aggregate from and after the Closing Date (with consolidated tangible assets being determined at the time of any such Disposition by reference to the most recent consolidated financial statements delivered pursuant to Section 6.01); provided that not less than 75% of the total consideration for any such Disposition shall be paid to Mentor in cash or within 180 days after the consummation of such disposition is reasonably expected to and shall be converted into cash;

(f)        Home Sales and Asset Sales by Mentor or any of its Subsidiaries the Net Cash Proceeds of which do not exceed $5,000,000 in the aggregate in any fiscal year; provided, that, to the extent any such Home Sale involves any Mortgaged Property, a prepayment of Loans is made to the extent required by Section 2.03(b);

(g)       Mentor and any of its Subsidiaries may transfer assets to Mentor, any Borrower and, to the extent permitted by the Syndicated Credit Agreement, any other Subsidiary; provided, in each case, that to the extent the Subsidiary making such transfer is a Borrower, such assets shall be transferred to another Borrower;

(h)       Mentor and its Subsidiaries shall be permitted to make Permitted Dispositions;

(i)        Mentor and its Subsidiaries shall be permitted to sell or otherwise dispose of property and other assets in connection with Sale Leaseback Transactions permitted hereunder; and

(j)        other Home Sales involving real property (other than all or any portion of any Mortgaged Property) sold in the sale-leaseback type transactions that do not qualify as a Sale Leaseback Transaction hereunder to the extent permitted by the Syndicated Credit Agreement.

7.06    Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:

(a)       any Subsidiary may make Restricted Payments to Mentor, any Borrower or, to the extent permitted by the Syndicated Credit Agreement, any other Subsidiary; provided that no such distribution shall include all or any part of any Mortgaged Property;

(b)       (i) so long as no Default or Event of Default shall have occurred and be continuing, Mentor may pay dividends to Holdings to permit Holdings to purchase Holdings’ Capital Stock from present or former officers or employees of any Group Member, their estates and their heirs upon the death, disability or termination of employment of such officer or employee, provided, that the aggregate amount of payments under this clause (i) after the date hereof (net of any proceeds received by Holdings and contributed to Mentor after the date hereof in connection with resales of any Capital Stock) shall not exceed either (x) $3,000,000 in cash in the aggregate during any fiscal year plus (A) the balance of any such $3,000,000 limit not used in any fiscal year (which may be used in any subsequent fiscal year), (B) the amount of any equity contribution made to Mentor for the purpose of such repurchase, and (C) the proceeds of any key-man life insurance with respect to such employee paid to Holdings, Mentor or any of its Subsidiaries; or (y) $10,000,000 in cash in the aggregate for 2005 and all fiscal years thereafter and (ii) Mentor may pay dividends to Holdings to permit Holdings to pay Management Fees.

(c)       Mentor may pay dividends to provide for the payment for customary corporate indemnities owing to directors of Holdings, Mentor, its Subsidiaries or any of their Affiliates in the ordinary course of business;

(d)       Holdings may make Restricted Payments in the form of repurchases of its Capital Stock deemed to occur upon the non cash exercise of stock options and warrants;

(e)       Holdings or Mentor may make other Restricted Payments made with Net Cash Proceeds of the issuance by it of Permitted Capital Stock to the extent permitted by the Syndicated Credit Agreement;

(f)        Holdings and its Subsidiaries may pay dividends through issuance of Permitted Capital Stock and may redeem any Capital Stock in exchange for other Permitted Capital Stock;

(g)       Mentor may make Restricted Payments to Holdings to enable it to make payments required to be made by it pursuant to any acquisition agreement pertaining to acquisitions by Mentor and its Subsidiaries consummated prior to the Closing Date and Permitted Acquisitions by Mentor and its Subsidiaries thereafter; and

(h)       Mentor may directly or indirectly make distributions to Holdings or make payments on behalf of Holdings, to the extent necessary to pay the taxes and the operating and administrative expenses of Holdings incurred in the ordinary course of its business including, without limitation, reasonable directors’ fees and expenses.

7.07    Capital Expenditures. Make or commit to make any Capital Expenditure, (a) except (a) Capital Expenditures of Mentor and its Subsidiaries not exceeding $20,000,000 in fiscal year 2005; not exceeding $22,500,000 in fiscal year 2006; not exceeding $25,000,000 for fiscal year 2007; not exceeding $27,500,000 in fiscal year 2008, and not exceeding $30,000,000 in any fiscal year thereafter; provided, that (i) up to 100% of any such amount referred to above, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year and (ii) Capital Expenditures made pursuant to this clause (a) during any fiscal year shall be deemed made, first, in respect of amounts carried over from the prior fiscal year pursuant to clause (i) above and, second, in respect of amounts permitted for such fiscal year as provided above, (b) Capital Expenditures made with the proceeds of any Reinvestment Deferred Amount, (c) Capital Expenditures made with the proceeds of equity contributions; and (d) Capital Expenditures made with proceeds obtained through third party financing permitted hereunder.

7.08    Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except in the case of Holdings and any of its Subsidiaries (other than any Insurance Subsidiary unless otherwise expressly included in this Section 7.08 or permitted by Section 7.17):

(a)       accounts receivable and other extensions of trade credit by Mentor and its Subsidiaries in the ordinary course of business and advances made to Alliance Human Services in the ordinary course of business;

(b)       Investments in Cash Equivalents;

(c)       Guarantee Obligations permitted by Section 7.02;

(d)       Investments in assets useful in the business of Mentor and its Subsidiaries made by Mentor or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

(e)       intercompany Investments by any Group Member in Mentor or any Person that, prior to such investment, is a Borrower or, to the extent permitted by the Syndicated Credit Agreement, any other Subsidiary;

(f)        existing Investments as listed on Schedule 7.08(g);

(g)       Capital Expenditures to the extent permitted under this Agreement;

(h)       Permitted Acquisitions;

(i)        to the extent permitted by the Syndicated Credit Agreement, the formation of and Investments in new Subsidiaries of Mentor (other than Permitted Foreign Subsidiaries and Insurance Subsidiaries) and in connection with Permitted Acquisitions;

(j)        Investments by Holdings, Mentor or any of their respective Subsidiaries in Mentor, any Borrower or, to the extent permitted by the Syndicated Credit Agreement, any other Person;

(k)       Mentor and its Subsidiaries may receive and own Capital Stock or other investments acquired as non-cash consideration pursuant to dispositions permitted under Section 7.05;

(l)        Mentor and its Subsidiaries may make pledges and deposits permitted under Section 7.03;

(m)      Mentor and its Subsidiaries may make investments and guarantees expressly permitted under Sections 7.02, 7.04, 7.05 and 7.06;

(n)       Mentor and its Subsidiaries may make an advance or an investment that could otherwise be made as a Restricted Payment to the extent the related advance or investment would be permitted under Section 7.06 (it being understood that any such advance or investment shall be deemed to be and shall count as a Restricted Payment for purposes of Section 7.06);

(o)       Mentor and its Subsidiaries may hold Investments to the extent such Investments reflect an increase in the value of Investments and would otherwise exceed the limitations herein;

(p)       Investments consisting of endorsements for collection or deposit in the ordinary course of business;

(q)       Investments in deposit accounts opened and maintained in the ordinary course of business;

(r)        Holdings and Mentor may acquire and hold promissory notes of employees of Holdings or its Subsidiaries in connection with such Person’s purchase of Permitted Capital Stock of Holdings;

(s)       Investments received in connection with any bankruptcy or reorganization of, or any good faith settlement of delinquent accounts and disputes with, any customer or supplier arising in the ordinary course of business;

(t)        Mentor may enter into Swap Agreements that are not speculative in nature to the extent otherwise permitted hereunder;

(u)       any Investments relating to deferred compensation of Holdings, Mentor and their respective Subsidiaries;

(v)       Investments by Mentor and its Subsidiaries in Permitted Acquisitions made with the proceeds of any Reinvestment Deferred Amounts;

(w)      Investments by Mentor or any Subsidiary of Mentor in any Permitted Foreign Subsidiary (including the formation thereof), which, together with Indebtedness of Foreign Subsidiaries permitted to be outstanding pursuant to Section 7.02(h), does not exceed $3,000,000 at any time outstanding;

(x)       Investments by Mentor or any Wholly-Owned Subsidiary in any Insurance Subsidiary (including in respect of the formation thereof) solely to the extent permitted by Section 7.18(b);

(y)       other Investments not listed above, including, without limitation other credit and other extensions of credit arising in the ordinary course of Mentor’s business, in an aggregate amount not to exceed the sum of $10,000,000 at any one time; provided that any such Investment which later qualifies as a Permitted Acquisition shall not be counted against such amount but shall be counted towards Permitted Acquisition amounts; provided further that Investments representing loans and advances to employees of any Group Member (including for travel, entertainment and relocation expenses) shall not exceed $2,000,000 in the aggregate at any one time outstanding; and

(z)       Investments in connection with escrow arrangements permitted pursuant to Section 7.03(w).

The amount of any Investment shall be the initial amount of such Investment and any addition thereto and distributions received in respect of such Investment.

7.09    Optional Payments and Modifications of Certain Debt Instruments. (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to the Senior Subordinated Notes or any Subordinated PIK Debt; provided that Mentor may pay, prepay, repurchase or redeem the Senior Subordinated Notes with Net Cash Proceeds received by it from the issuance of Capital Stock to the extent permitted by the Syndicated Credit Agreement; (b) amend, modify, waive or otherwise change, or consent or agree to any material amendment, modification, waiver or other change to, any of the terms of the Senior Subordinated Notes that is materially adverse to the Lender; or (c) designate any Indebtedness (other than obligations of the Loan Parties pursuant to the Syndicated Credit Agreement) as “Designated Senior Debt” (or any other defined term having a similar purpose) for the purposes of the Senior Subordinated Note Indenture.

7.10    Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Holdings, Mentor, any Borrower or, to the extent permitted by the Syndicated Credit Agreement, any other Subsidiary unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member, and (c) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, (i) Holdings and its Subsidiaries may pay to MDP Holder fees pursuant to a management agreement approved by the board of directors of Holdings in an aggregate amount not to exceed $250,000 in any fiscal year of Holdings (the “Management Fees”) and expenses and indemnities in connection therewith (which fees, but not expenses or indemnities, may only be paid when no Event of Default has occurred and is continuing), (ii) Mentor and its Subsidiaries may pay customary fees to, and the out-of-pocket expenses of its board of directors and may provide customary corporate indemnities for the benefit of members of its board of directors, and (iii) any transaction involving a Loan Party and a non-Loan Party shall be upon fair and reasonable terms no less favorable to the relevant Loan Party than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

7.11    Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of any real property for a term of more than five years or containing an obligation of such Group Member to repurchase such real property from such Person, which real property has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member (any such transaction a “Sale Leaseback Transaction”) except any Sale Leaseback Transaction permitted by the Syndicated Credit Agreement and not involving any Mortgaged Property.

7.12    Swap Agreements. Enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which Mentor or any Subsidiary has actual exposure (other than those in respect of Capital Stock or, except as provided in clause (b) below, the Senior Subordinated Notes) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Mentor or any Subsidiary.

7.13    Changes in Fiscal Periods. Permit the fiscal year of Mentor or Holdings to end on a day other than September 30 or change Mentor’s or Holdings’ method of determining fiscal quarters.

7.14    Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien to secure the Obligations upon any property acquired or refinanced with the proceeds of a Loan.

7.15    Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of Mentor to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, Mentor or any other Subsidiary of Mentor, (b) make loans or advances to, or other Investments in, Mentor or any other Subsidiary of Mentor or (c) transfer any of its assets to Mentor or any other Subsidiary of Mentor, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, the Senior Subordinated Notes Indenture and the Syndicated Credit Agreement and (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

7.16    Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which Mentor and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related or ancillary thereto, it being understood and acknowledged that any Insurance Subsidiary shall be the only entity conducting insurance business (and business reasonably related thereto) and that any Insurance Subsidiary shall be engaged for the underwriting of insurance policies for Mentor and its Subsidiaries and each of such Person’s respective employees, officers or directors. As to Holdings, enter into any business except for holding all of the Capital Stock of Mentor and other transactions specifically permitted hereunder. In connection therewith, Holdings shall have no liabilities other than its liabilities under the Loan Documents and other transactions specifically permitted hereunder, tax liabilities incurred in the ordinary course of business, and administrative expenses incurred in the ordinary course of business.

7.17    Insurance Subsidiary Investments. Permit the Insurance Subsidiary to make any Investment in any Person except:

(a)       Investments in Cash Equivalents;

(b)       Investments in deposit accounts opened and maintained in the ordinary course of business; and

(c)       Investments in accounts receivable in the ordinary course of business; and

(d)       Investments in notes or bonds (including interest only notes or bonds) in an aggregate amount up to $5,000,000 that are rated at least BBB- by S&P or Baa3 by Moody’s at the time of purchase; provided that an aggregate amount up to $3,000,000 of such Investments shall have a rating of at least A by S&P or A2 by Moody’s at the time of purchase.

7.18    Insurance Subsidiary. (a) Permit the Insurance Subsidiary to enter into any (or renew, extend or materially modify any existing) reinsurance or stop-loss insurance arrangements except in the ordinary course of business with reinsurers rated as least “A-” by A.M. Best & Co. or reinsurers whose obligations to the Insurance Subsidiary are secured by letters of credit or other collateral reasonably acceptable to the board of directors of the Insurance Subsidiary or (b) permit any Investment in the Insurance Subsidiary, except for Investments in an aggregate amount not in excess of $10,000,000; provided that such amount may be increased by non-material amounts in the discretion and with the approval of the Lender (for the avoidance of doubt, such Investments shall exclude any expenses and premiums paid to the Insurance Subsidiary by any Group Member in the ordinary course of such Group Member’s business).

7.19    Foreign Subsidiaries. Have a Foreign Subsidiary other than a Permitted Foreign Subsidiary.

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

8.01    Events of Default. If any of the following events shall occur and be continuing:

(a)       Any Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or any Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within three Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)       any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained m any certificate, document or financial or other statement famished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any materially adverse respect on or as of the date made or deemed made; or

(c)       any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.04(a) (with respect to Holdings and Mentor only), Section 6.07(a) or Article VII or IX of this Agreement; or

(d)       any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after the earlier of knowledge thereof by a Responsible Officer of a Loan Party or notice to Mentor from the Lender; or

(e)       any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans, the Magellan Seller Notes and the Indebtedness under Syndicated Credit Agreement) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness (excluding the Loans, the Magellan Seller Notes and the Indebtedness under Syndicated Credit Agreement), beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created and such default has not been waived; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable and such default has not been waived; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $12,000,000; or

(f)        (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it ox its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)       (i) any Person shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Mentor or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Lender, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) Mentor or any Commonly Controlled Entity shall incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other similar event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, would, in the reasonable opinion of the Lender, reasonably be expected to have a Material Adverse Effect; or

(h)       one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $7,500,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 45 days from the entry thereof; or

(i)        any of the Mortgages shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Mortgages shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j)        the guarantee contained in Article IX hereof shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k)       a Change of Control or a Specified Change of Control shall occur; or

(1)       the Senior Subordinated Notes or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations as provided in the Senior Subordinated Note Indenture, or any Loan Party, any Affiliate of any Loan Party, the trustee in respect of the Senior Subordinated Notes or the holders of at least 25% in aggregate principal amount of the Senior Subordinated Notes shall so assert;

(m)      any Governmental Authority shall commence a hearing on the renewal of any material license, consent, authorization, permit, certificate, franchise held by Mentor, any of its Subsidiaries, or professional employee, officer, director or contractor of Mentor or any of its Subsidiaries if there is a significant probability that the result thereof will be the termination, revocation, suspension or material adverse amendment of any such license, consent, authorization, permit, certificate, franchise that would have a Material Adverse Effect;

(n)       any Governmental Authority shall commence a formal proceeding seeking the termination, suspension or revocation of any license, consent, authorization, permit, certificate, franchise held by Mentor, any of its Subsidiaries, or professional employee, officer, director or contractor of Mentor or any Subsidiary of Mentor if the result thereof is reasonably likely to be the termination, suspension or revocation of any license, consent, authorization, permit, certificate, franchise that would have a Material Adverse Effect;

(o)       any Insurance Subsidiary shall become subject to any conservation, rehabilitation, liquidation order, directive or mandate issued by any Governmental Authority which could reasonably be expected to have a Material Adverse Effect;

(p)       any “Event of Default” (as defined in the Syndicated Credit Agreement) shall occur; or

(q)       the Syndicated Credit Agreement is refinanced, replaced or the revolving commitments of the Lenders thereunder otherwise terminate.

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to Mentor, automatically the Commitment shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: the Lender may (i) by notice to Mentor declare the Commitment to be terminated forthwith, whereupon the Commitment shall immediately terminate; (ii) by notice to Mentor, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable; and (iii) exercise all rights and remedies available to it under the Loan Documents or that are otherwise available at law or in equity. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by Holdings, Mentor and each Borrower.

8.02    Application of Funds. After the exercise of remedies provided for in Section 8.01 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.01), any amounts received on account of the Obligations shall be applied by the Lender in such order as it elects in its sole discretion.

ARTICLE IX.
GUARANTY

9.01    Guaranty. Each Loan Party hereby jointly and severally, unconditionally, absolutely, continually and irrevocably guarantees to the Lender: (a) the prompt payment in full, when due or declared due and at all such times, of all Obligations heretofore, now or at any time or times hereafter owing, arising, due or payable from each other Loan Party to the Lender, including principal, interest, premiums and fees (including, but not limited to, loan fees and attorneys’ fees and expenses); and (b) each other Loan Party’s prompt, full and faithful performance, observance and discharge of each and every agreement, undertaking, covenant and provision to be performed, observed or discharged under this Agreement and all other Loan Documents. Each Loan Party’s obligations to the Lender under this Section 9.01 are hereinafter collectively referred to as the “Guarantors’ Obligations” and, with respect to each Loan Party individually, the “Guarantor’s Obligations”. Notwithstanding the foregoing, the liability of each Loan Party (other than Holdings and Mentor) individually with respect to its Guarantor’s Obligations shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state law. Each Loan Party agrees that it is jointly and severally, directly and primarily liable (subject to the limitation in the immediately preceding sentence) for the obligations under this Article IX.

9.02    Payment. If any Loan Party shall default in payment or performance of any of the Obligations, whether principal, interest, premium, fee (including, but not limited to, loan fees and attorneys’ fees and expenses), or otherwise, when and as the same shall become due, and after expiration of any applicable grace period, whether according to the terms of this Agreement, by acceleration, or otherwise, or upon the occurrence and during the continuance of any Event of Default, then any or all of the other Loan Parties will, upon demand thereof by the Lender, fully pay to the Lender, subject to any restriction on such Person’s Guarantor’s Obligations set forth in Section 9.01 hereof, an amount equal to all the Obligations then due and owing.

9.03    Absolute Rights and Obligations. The guaranty set forth in Section 9.01 hereof is a guaranty of payment and not of collection. The Guarantors’ Obligations under this Article IX shall be joint and several, absolute and unconditional irrespective of, and each Loan Party hereby expressly waives, to the extent permitted by law, any defense to its obligations under this Article IX by reason of:

(a) any lack of legality, validity or enforceability against any other Loan Party of the Credit Agreement, of any of the Notes, of any other Loan Document, or of any other agreement or instrument creating, providing security for, or otherwise relating to any of the Guarantors’ Obligations, or any other guaranty of any of the Obligations (the Loan Documents and all such other agreements and instruments being collectively referred to as the “Related Agreements”);

(b) any action taken under any of the Related Agreements, any exercise of any right or power therein conferred, any failure or omission to enforce any right conferred thereby, or any waiver of any covenant or condition therein provided;

(c) any acceleration of the maturity of any of the Obligations, of the Guarantor’s Obligations of any other Loan Party, or of any other obligations or liabilities of any Person under any of the Related Agreements;

(d) any release, exchange, non-perfection, lapse in perfection, disposal, deterioration in value, or impairment of any security for any of the Obligations, for any of the Guarantor’s Obligations of any Loan Party, or for any other obligations or liabilities of any Person under any of the Related Agreements;

(e) any dissolution of any other Loan Party or any other party to a Related Agreement, or the combination or consolidation of any other Loan Party or any other party to a Related Agreement into or with another entity or any transfer or disposition of any assets of any other Loan Party or any other party to a Related Agreement;

(f) any extension (including without limitation extensions of time for payment), renewal, amendment, restructuring or restatement of, any acceptance of late or partial payments under, or any change in the amount of any borrowings or any credit facilities available under, this Agreement, any of the Notes or any other Loan Document or any other Related Agreement, in whole or in part;

(g) the existence, addition, modification, termination, reduction or impairment of value, or release of any other guaranty (or security therefor) of the Obligations (including without limitation the Guarantor’s Obligations of any other Loan Party and obligations arising under any other guaranty now or hereafter in effect);

(h) any waiver of, forbearance or indulgence under, or other consent to any change in or departure from any term or provision contained in this Agreement, any other Loan Document or any other Related Agreement, including without limitation any term pertaining to the payment or performance of any of the Obligations, any of the Guarantor’s Obligations of any other Loan Party, or any of the obligations or liabilities of any party to any other Related Agreement;

(i) any other circumstance whatsoever (with or without notice to or knowledge of any such Loan Party) which may or might in any manner or to any extent vary the risks of such Loan Party, or might otherwise constitute a legal or equitable defense available to, or discharge of, a surety or a guarantor, including without limitation any right to require or claim that resort be had to the assets of any other Loan Party or to any Collateral.

It is the express purpose and intent of the parties hereto that this Article IX and the Guarantors’ Obligations hereunder shall be absolute and unconditional under any and all circumstances and shall not be discharged except by payment as herein provided.

9.04 Waiver of Notice; Subrogation.

(a)       Each Loan Party hereby waives to the extent permitted by law notice of the following events or occurrences: (i) acceptance of this Article IX; (ii) the Lender’s heretofore, now or from time to time hereafter making Loans and otherwise loaning monies or giving or extending credit to or for the benefit of the other Loan Parties, whether pursuant to this Agreement or the Notes or any other Loan Document or Related Agreement or any amendments, modifications, or supplements thereto, or replacements or extensions thereof; (iii) presentment, demand, default, non-payment, partial payment and protest; and (iv) any other event, condition, or occurrence described in Section 9.03 hereof. Each Loan Party agrees that the Lender may heretofore, now or at any time hereafter do any or all of the foregoing in such manner, upon such terms and at such times as the Lender, in its sole and absolute discretion, deems advisable, without in any way or respect impairing, affecting, reducing or releasing such Loan Party from its Guarantor’s Obligations, and each Loan Party hereby consents to each and all of the foregoing events or occurrences.

(b)       Each Loan Party hereby agrees that payment or performance by such Loan Party of its Guarantor’s Obligations under this Article IX may be enforced by the Lender upon demand by the Lender to such Loan Party without the Lender being required, such Loan Party expressly waiving to the extent permitted by law any right it may have to require the Lender, to (i) prosecute collection or seek to enforce or resort to any remedies against any other Loan Party or any other guarantor of the Obligations, or (ii) seek to enforce or resort to any remedies with respect to any security interests, Liens or encumbrances granted to the Lender or other party to a Related Agreement by any other Person on account of the Obligations or any guaranty thereof.

(c)       Each Loan Party agrees with respect to this Article IX that it shall have no right of subrogation, reimbursement, contribution or indemnity, nor any right of recourse to security for the Obligation unless and until 93 days immediately following the date that all Obligations have been indefeasibly paid in cash and the Commitment and all other obligations of the Lender hereunder have terminated. This waiver is expressly intended to prevent the existence of any claim in respect to such subrogation, reimbursement, contribution or indemnity by any Loan Party against the estate of any other Loan Party within the meaning of Section 101 of the Bankruptcy Code, in the event of a subsequent case involving any other Loan Party. If an amount shall be paid to any Loan Party on account of such rights at any time prior to termination of this Agreement in accordance with the provisions hereof, such amount shall be held in trust for the benefit of the Lender and shall forthwith be paid to the Lender to be credited and applied upon the Guarantors’ Obligations, whether matured or unmatured, as the Lender may elect.

(d)       Each Loan Party further agrees with respect to this Article IX that this Agreement shall continue to be effective or be reinstated, as the case may be, at any time payment received by the Lender in respect of any Obligation is rescinded or must be restored for any reason, or is repaid by the Lender in whole or in part in good faith settlement of any pending or threatened avoidance claim.

(e) The agreements in this Article IX shall survive repayment of all of the Obligations and the termination of this Agreement.

ARTICLE X.
MISCELLANEOUS

10.01 Amendments; Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Lender and the applicable Loan Party, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

10.02 Notices, Effectiveness; Electronic Communication.

(a)       Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)       Electronic Communications. Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Lender. The Lender or any Loan Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)       Change of Address, Etc. Each Loan Party and the Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.

(d)       Reliance by Lender. The Lender shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of any Loan Party (including any such notices delivered by Mentor as the Borrowing Agent hereunder) even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Lender and the Related Parties of the Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Loan Party (including any such notices delivered by Mentor as the Borrowing Agent hereunder). All telephonic notices to and other telephonic communications with the Lender may be recorded by the Lender, and the Loan Parties hereby consent to such recording.

10.03 No Waiver; Cumulative Remedies. No failure by the Lender to exercise, and no delay by the Lender in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04 Expenses; Indemnity; Damage Waiver.

(a)       Costs and Expenses. Each Loan Party hereby, jointly and severally, agrees to pay (i) all reasonable out of pocket expenses incurred by the Lender and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Lender), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out of pocket expenses incurred by the Lender (including the fees, charges and disbursements of any counsel for the Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)       Indemnification. Each Loan Party hereby, jointly and severally, agrees to indemnify the Lender and each Related Party of the Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)       Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, each Loan Party agrees not to assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d)       Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(e)       Survival. The agreements in this Section shall survive the termination of the Commitment and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of the any Loan Party is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

10.06 Successors and Assigns.

(a)       The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender and the Lender may not assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (c) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (c) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)       The Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Commitment and the Loans at the time owing to it) pursuant to documentation acceptable to the Lender and the assignee. From and after the effective date specified in such documentation, such Eligible Assignee shall be a party to this Agreement and, to the extent of the interest assigned by the Lender, have the rights and obligations of the Lender under this Agreement, and the Lender shall, to the extent of the interest so assigned, be released from its obligations under this Agreement (and, in the case of an assignment of all of the Lender’s rights and obligations under this Agreement, shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrowers (at their expense) shall execute and deliver new or replacement Notes to the Lender and the assignee, and shall execute and deliver any other documents reasonably necessary or appropriate to give effect to such assignment and to provide for the administration of this Agreement after giving effect thereto.

(c)       The Lender may at any time, without the consent of, or notice to, any Loan Party, sell participations to any Person (other than a natural person or a Loan Party’s or any Loan Party’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or Loans); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the Loan Parties for the performance of such obligations and (iii) the Loan Parties shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. Subject to subsection (d) of this Section, each Loan Party agrees that each Participant shall be entitled to the benefits of Sections 3.01 and 3.04 to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were the Lender.

(d)       A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Mentor’s prior written consent. A Participant that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code shall not be entitled to the benefits of Section 3.01 unless Mentor is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to provide to the Lender such tax forms prescribed by the IRS as are necessary or desirable to establish an exemption from, or reduction of, U.S. withholding tax.

(e)       The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under the Notes, if any) to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

10.07 Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates and to its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party, (g) with the consent of Mentor or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Lender on a nonconfidential basis from a source other than any Loan Party. For purposes of this Section, “Information” means all information received from any Loan Party relating to such Loan Party or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by such Loan Party, provided that, in the case of information received from any Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to the Lender, irrespective of whether or not the Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch or office of the Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender or its Affiliates may have. The Lender agrees to notify Mentor promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, the Lender may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13 Governing Law; Jurisdiction; Etc.

(a)       GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE COMMONWEALTH OF MASSACHUSETTS; PROVIDED THAT THE LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b)       SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE

NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS SITTING IN SUFFOLK COUNTY, OF ANY UNITED STATES DISTRICT COURT SITTING IN SUFFOLK COUNTY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH COMMONWEALTH COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)       WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)       SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.14 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS

BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.15 USA PATRIOT Act Notice. The Lender that is subject to the Act (as hereinafter defined) and hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow the Lender to identify the Borrowers in accordance with the Act.

10.16 Time of the Essence. Time is of the essence of the Loan Documents.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GUARANTORS:

NATIONAL MENTOR HOLDINGS, INC.
NATIONAL MENTOR, INC.

By:	/s/ Denis M. Holler
Name: Denis M. Holler
Title: Senior Vice President – Finance
and Assistant Secretary

BORROWERS:

REM ARROWHEAD, INC.

REM CONNECTICUT COMMUNITY

SERVICES, INC.
REM INDIANA, INC.
REM NORTH DAKOTA, INC.
REM WISCONSIN, INC.
REM WISCONSIN II, INC.
REM WISCONSIN III, INC.

By:	/s/ Denis M. Holler
Name: Denis M. Holler
Title: Assistant Secretary

S-1

BANK OF AMERICA, N.A.

By:	/s/ Gabriela Millhorn
Name: Gabriela Millhorn
Title: Senior Vice President

S-2